   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1999



                                                      REGISTRATION NO. 333-87319

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             WASTE MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           4953                          73-1309529
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                               1001 FANNIN STREET
                                   SUITE 4000
                              HOUSTON, TEXAS 77002
                                 (713) 512-6200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                              BRYAN J. BLANKFIELD
                           ASSISTANT GENERAL COUNSEL
                         1001 FANNIN STREET, SUITE 4000
                              HOUSTON, TEXAS 77002
                                 (713) 512-6200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
   TITLE OF EACH CLASS OF          AMOUNT BEING          OFFERING PRICE       AGGREGATE OFFERING     REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED            PER NOTE(1)              PRICE(1)              FEE
-------------------------------------------------------------------------------------------------------------------
6.000% Senior Notes Due
2001.........................     $  200,000,000              100%               $200,000,000          $ 55,600
6.500% Senior Notes Due
2004.........................        200,000,000              100%                200,000,000            55,600
6.875% Senior Notes Due
2009.........................        500,000,000              100%                500,000,000           139,000
7.375% Senior Notes Due
2029.........................        250,000,000              100%                250,000,000            69,500
Guarantee of Senior
Notes(2).....................     $1,150,000,000              100%                                        (3)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) See inside facing page for additional registrant guarantors.

(3) Pursuant to Rule 457(n), no separate fee for the Guarantee is payable.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   TABLE OF ADDITIONAL REGISTRANT GUARANTORS

                                                                                   ADDRESS INCLUDING
                                               STATE OR OTHER         IRS             ZIP CODE AND
EXACT NAME                                    JURISDICTION OF       EMPLOYER        TELEPHONE NUMBER
AS SPECIFIED                                  INCORPORATION OF   IDENTIFICATION       OF PRINCIPAL
IN ITS CHARTER                                  ORGANIZATION         NUMBER         EXECUTIVE OFFICE
--------------                                ----------------   --------------    -----------------
Waste Management Holdings, Inc. ............    Delaware         36-2660763       1001 Fannin Street
                                                                                  Suite 4000
                                                                                  Houston, Texas 77002
                                                                                  (713) 512-6200

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 1999


                             WASTE MANAGEMENT, INC.
                               OFFERS TO EXCHANGE

                   $200,000,000 6.000% SENIOR NOTES DUE 2001
                   $200,000,000 6.500% SENIOR NOTES DUE 2004
                   $500,000,000 6.875% SENIOR NOTES DUE 2009
                   $250,000,000 7.375% SENIOR NOTES DUE 2029

                                      FOR

                   $200,000,000 6.000% SENIOR NOTES DUE 2001
                   $200,000,000 6.500% SENIOR NOTES DUE 2004
                   $500,000,000 6.875% SENIOR NOTES DUE 2009
                   $250,000,000 7.375% SENIOR NOTES DUE 2029
                             ---------------------

THE EXCHANGE OFFER:

     - We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

     - You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

     - The exchange offer expires at 5:00 p.m., New York City time, on
                   , 1999, unless extended. We do not currently intend to extend the expiration date.

THE EXCHANGE NOTES:

     - Terms: Will be substantially identical to the outstanding notes except that the exchange notes will be freely tradeable.

RESALES OF EXCHANGE NOTES:

     - The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.
                             ---------------------

       YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 9
         OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER
                             ---------------------

     Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is             , 1999

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Where to Find More Information..............................     i
Prospectus Summary..........................................     1
Risk Factors................................................     9
Special Note Regarding Forward-Looking Statements...........    16
Use of Proceeds.............................................    16
Ratio of Earnings to Fixed Charges..........................    17
Description of the Exchange Notes...........................    18
The Exchange Offer..........................................    37
Certain United States Federal Income Tax Consequences.......    44
Plan of Distribution........................................    48
Legal Matters...............................................    48
Experts.....................................................    49


                                ---------------

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                         WHERE TO FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith we file reports, proxy and information statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy and information statements and other information at:

     - the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington DC 20549, and

     - the regional offices of the Commission located at:

        - 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and

        - 7 World Trade Center, Suite 1300, New York, New York 10048.

     You also can obtain copies of these materials from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may obtain information regarding the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. You can obtain electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System at the Commission's web site, http://www.sec.gov.

     In addition, you can inspect material filed by us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are listed.

     We are incorporating by reference in this Prospectus some information we file with the Commission, which means that we are disclosing important information to you by referring you to those documents. Specifically, we incorporate by reference the documents set forth below that we have previously filed with the Commission:


COMMISSION FILINGS (FILE NO. 1-12154)       PERIOD/DATE
-------------------------------------       -------------------------------------
- Annual Report on Form 10-K                Year ended December 31, 1998
- Quarterly Report on Form 10-Q             Quarter ended March 31, 1999 (certain
                                              items in financial statements were
                                              revised in June 30, 1999 Form 10-Q)
- Quarterly Report on Form 10-Q             Quarter ended June 30, 1999
- Quarterly Report on Form 10-Q (as         Quarter ended September 30, 1999
  amended on Form 10-Q/A)
- Current Report on Form 8-K                September 16, 1999
- Current Report on Form 8-K                October 20, 1999
- Proxy Statement for the 1999 Annual       April 5, 1999
    Meeting of Stockholders


     The documents we have filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering made by this Prospectus are also incorporated by reference into this Prospectus.

     This Prospectus, which is a part of the exchange offer registration statement, does not contain all of the information found in the exchange offer registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information.

     YOU MAY REQUEST A COPY OF THIS INFORMATION, THE EXCHANGE OFFER REGISTRATION STATEMENT, AND THE COMMISSION FILINGS AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

     WASTE MANAGEMENT, INC.
     1001 FANNIN STREET, SUITE 4000
     HOUSTON, TEXAS 77002
     (713) 512-6200
     ATTN: SECRETARY

     TO ENSURE TIMELY DELIVERY, YOU SHOULD REQUEST THESE FILINGS NO LATER THAN
________________.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including the financial data and related notes and the information incorporated by reference into this prospectus, before making an investment decision. In this prospectus, the terms "our," "we," "us," "Waste Management," and similar terms refer to Waste Management, Inc. and include all of our consolidated subsidiaries. In this prospectus, the term "you" refers to a holder of the outstanding notes or the exchange notes.

                                  THE COMPANY

OVERVIEW

     We are a global leader in providing integrated waste management services. In North America, we provide solid waste management services throughout the United States, as well as in Canada, Mexico and Puerto Rico, including collection, transfer, recycling and resource recovery services, and disposal services, including the landfill disposal of hazardous wastes. In addition, we are a leading developer, operator and owner of waste-to-energy facilities in the United States. We also engage in other hazardous waste management services throughout North America, as well as low-level and other radioactive waste services. Internationally, we operate throughout Europe, the Pacific Rim, South America and other select international markets. Our diversified customer base includes commercial, industrial, municipal and residential customers, other waste management companies, governmental entities and independent power markets.

RECENT DEVELOPMENTS


     On July 6, 1999, we announced that we had lowered our expected earnings per share for the three-month period ended June 30, 1999. On July 29, 1999, we announced a further reduction in our expected earnings for that period. On August 3, 1999, we announced that our reported operating income for the three-month period ended March 31, 1999 may have included certain non-recurring pretax income items. Between July 8, 1999 and September 3, 1999, numerous lawsuits that purport to be based on one or more of these announcements have been filed against us and certain of our officers and directors. Taken together, the plaintiffs of these lawsuits purport to assert claims on behalf of a class of purchasers of our common stock between June 10, 1998 and August 2, 1999. Among other things, the plaintiffs allege that Waste Management and certain of its officers and directors (i) made knowingly false earnings projections for the three months ended June 30, 1999 and (ii) failed to adequately disclose facts relating to its earnings projections that the plaintiffs allege would have been material to purchasers of Waste Management's common stock. The plaintiffs also claim that certain of Waste Management's officers and directors sold common stock at prices known to be inflated by the alleged material misstatements and omissions. The plaintiffs in these actions seek damages with interest, costs and such other relief as the respective courts deem proper.



     In addition, three of Waste Management's shareholders have filed lawsuits against certain of our officers and directors in connection with the events surrounding our second quarter 1999 earnings projections and July 6, 1999 earnings announcement. The plaintiffs in these actions purport to allege derivative claims on behalf of Waste Management against these officers and directors for alleged breaches of fiduciary duty resulting from their alleged stock sales during the three-month period ended June 30, 1999 and/or their oversight of Waste Management's affairs. The lawsuits name Waste Management, Inc. as a nominal defendant and seek compensatory and punitive damages with interest, equitable and/or injunctive relief, costs and such other relief as the respective courts deem proper.



     In addition, the Commission has notified us of an informal inquiry into the period ended June 30, 1999, as well as certain sales of our common stock that preceded our July 6, 1999 earnings announcement.


     The New York Stock Exchange has notified us that its market Trading Analysis Department is reviewing transactions in our common stock prior to the July 6, 1999 earnings forecast announcement.

     We are conducting a thorough investigation of each of the allegations that have been made in connection with our second quarter 1999 earnings communications. As part of this investigation, our Board of Directors has authorized a review of the allegations that have been made against certain of our officers and directors. Roderick M. Hills, a former chairman of the Commission and chairman of our audit committee, is directing the review.


     It is not possible at this time to predict the impact that the above lawsuits may have on Waste Management Holdings or Waste Management, nor is it possible to predict whether any other suits or claims may arise out of these matters in the future. However, it is reasonably possible that the outcome of any present or future litigation may have a material adverse impact on our financial condition or results of operations in one or more future periods. Waste Management and Waste Management Holdings intend to defend themselves vigorously in all the above matters.



     On November 10, 1999, we announced the selection of A. Maurice Myers as our Chairman, Chief Executive Officer and President. Mr. Myers, 59, joins us from Yellow Corporation, where he has been Chairman, CEO and President since April 1996. Yellow Corporation is the parent company of Yellow Freight, one of the nation's oldest and largest trucking companies. Under Mr. Myers' leadership, Yellow Corporation returned to profitability in just one year, after three years of negative earnings. Mr. Myers also implemented a productivity initiative and a re-structuring of the company's largest subsidiary, Yellow Freight, dividing that company into five regionally-based business units and reducing operating costs, while significantly increasing the company's ability to meet changing customer needs. Mr. Myers is a recognized leader in integrating information technology with business operations. He directed the re-engineering of Yellow Corporation's information systems, providing the company with greater financial accountability and a distinct competitive advantage over other freight haulers. In 1999, Yellow Corporation was named one of the nation's top 100 Information Technology companies, the only freight transportation company to be so recognized. Prior to joining Yellow Corporation in 1996, Mr. Myers served as President and Chief Operating Officer of America West Airlines and is credited in part for that company's financial turnaround. Mr. Myers also served as President and CEO of Aloha Airlines, and held a senior management position with Continental Airlines.



     On November 23, 1999 we announced the appointment of Thomas L. Smith as Senior Vice President -- Information Systems. Mr. Smith will report to A. Maurice Myers, and will be responsible for our information systems strategies and implementation efforts. Mr. Smith joins us from Yellow Services, Inc., a wholly owned subsidiary of Yellow Corporation, where he served as President. Under Smith's leadership, Yellow Corporation was recently named as a recipient of the 1999 CIO-100 Award by CIO Magazine for having information systems best positioned to succeed beyond 2000.



     An Executive Committee of our Board of Directors has been formed, consisting of A. Maurice Myers, Ralph V. Whitworth, Roderick M. Hills and Jerome
P. York. The Board of Directors has appointed Mr. Whitworth, a managing member of Relational Investors LLC, as Chairman of the Executive Committee.



     The Board of Directors has initiated a strategic initiative aimed at increasing shareholder value. We have engaged Chase Securities Inc. and Donaldson, Lufkin and Jenrette Securities Corporation as financial advisors to assist us in this matter. The plan calls for disposition of some or all of our international assets, a substantial majority of our non-core assets, and certain non-strategic North American solid waste assets that account for 10% of our operating revenues in that sector. We intend immediately to initiate the disposition of these assets, and plan to substantially complete these asset sales in the next 12 months, although there can be no assurance that these dispositions will be completed in the contemplated time frame. We expect to use the proceeds of these asset dispositions as they are realized to repay debt, repurchase shares and pursue tuck-in acquisitions.



     In the second quarter of 1999, we entered into an agreement to purchase all of the Canadian solid waste assets of Allied Waste Industries, Inc. ("Allied") that Allied acquired upon its acquisition of Browning-Ferris Industries, Inc. The purchase price of these assets was to be approximately $501 million in cash. On November 8, 1999, we entered into revised agreements with Allied, which replace the original agreement.



     Under the terms of the revised agreements, Allied has agreed to sell to us all of the shares of Browning-Ferris Industries Limited ("BFIL"), which owns the solid waste operations of Browning-Ferris in Canada, including collection operations, transfer stations, landfill operations and recycling facilities. Annual run rate revenues generated from these operations are approximately US $176 million. Allied will continue to operate certain of the Canadian operations that we are being required to divest by the Competition Bureau of Canada and market those operations for sale, on behalf of BFIL, after the closing. The sale of the BFIL shares is subject to final approval pursuant to the Competition Act and the Investment Canada Act. Additionally, we have agreed to sell to Allied certain U.S. solid waste services assets with combined reported historical revenue of approximately $132 million, including nine landfill operations, 19 collection operations, five transfer stations and a landfill operating contract. The sale of such assets is subject to final approval pursuant to the Hart-Scott Rodino Act. We expect to receive net cash proceeds as a result of the revised transactions.



     On December 15 and 16, 1999 we permanently amended our two domestic bank credit facilities and two Euro facilities, respectively, for which waivers were sought in the third quarter 1999. The amended terms and conditions of the facilities also contain the necessary provisions for us to follow through with our strategy of divesting our international and non-core assets. Initial proceeds from the sales of such assets will be used to reduce debt and improve our financial position.


                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On May 21, 1999, we completed the private offering of the outstanding notes, consisting of:

     - $200 million principal amount of 6.000% Senior Notes due 2001;

     - $200 million principal amount of 6.500% Senior Notes due 2004;

     - $500 million principal amount of 6.875% Senior Notes due 2009; and

     - $250 million principal amount of 7.375% Senior Notes due 2029.

     We and the guarantor executed a registration rights agreement with the initial purchasers in the private offering of the outstanding notes in which we and the guarantor agreed to deliver to you this prospectus and agreed to:

     - file an exchange offer registration statement with the Commission within 120 days after May 21, 1999;

     - have the exchange offer registration statement declared effective by the Commission within 210 days after May 21, 1999; and

     - consummate the exchange offer within 30 business days after the date on which the exchange offer registration statement is declared effective by the Commission.

     You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except that:

     - the exchange notes have been registered under the Securities Act; and

     - certain contingent interest rate provisions are no longer applicable.

The Exchange Offer.........  We are offering to exchange the aggregate principal amount of exchange notes for the aggregate principal amount of outstanding notes. The outstanding notes may be exchanged only in amounts which are equal to whole multiples of $1,000.

Resales of Exchange
Notes......................  Based on Commission no action letters, we believe that after the exchange offer you may offer and sell the exchange notes without registration under the Securities Act so long as:

                             - You acquire the exchange notes in the ordinary
                               course of business.

                             - When the exchange offer begins you do not have an
                               arrangement with another person to participate in a distribution of the exchange notes.

                             - You are not engaged in a distribution of, nor do
                               you intend to distribute, the exchange notes.

                             When you tender the outstanding notes, we will ask you to represent to us that:

                             - You are not an affiliate of Waste Management.

                             - You will acquire the exchange notes in the
                               ordinary course of business.

                             - When the exchange offer begins you are not
                               engaged in, nor do you have plans with another person to be engaged in, a distribution of the exchange notes.

                             If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with any resale transaction.

                             If you are a broker-dealer and receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus if you resell the exchange notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that you are an "underwriter" under the Securities Act. You may use this prospectus as it is amended from time to time when you resell exchange notes which were acquired from market-making or trading activities. For a year after the expiration date we will make this prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

Consequences of Failure to
  Exchange Notes...........  If you do not exchange your outstanding notes during the exchange offer you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange."

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on             , 1999 or such later
                             date and time to which we extend it, referred to as the "expiration date."

Conditions to the Exchange
  Offer....................  No minimum principal amount of outstanding notes must be tendered to complete the exchange offer. However, the exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer -- Conditions."

Procedures for Tendering
  Outstanding Notes........  If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal or a facsimile copy and mail it or deliver it to the exchange agent along with any necessary documentation. Instructions and the address of the exchange agent are on the letter of transmittal and in this prospectus. See "The Exchange Offer -- Procedures for Tendering" and
                             "-- Exchange Agent." You may also effect a tender of outstanding notes pursuant to the procedures for book-entry transfer as described in this prospectus. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  If you cannot tender the outstanding notes, complete the letter of transmittal or provide the necessary documentation prior to the termination of the exchange offer, you may tender your outstanding notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners..........  If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights..........  You may withdraw outstanding notes that have been tendered at any time prior to the expiration date by sending a written or facsimile withdrawal notice to the Exchange Agent.

Acceptance of Outstanding
Notes and Delivery of
  Exchange Notes...........  All outstanding notes properly tendered to the
                             Exchange Agent by the expiration date will be accepted for exchange. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer -- Acceptance of Notes for Exchange; Delivery of Exchange Notes."

Certain U.S. Federal Income
Tax Consequences...........  The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

Exchange Agent.............  Chase Bank of Texas, National Association is the
                             exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange
                             Offer -- Exchange Agent" of this prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer.....................  Waste Management, Inc.

Notes Offered.............. $200 million principal amount of 6.000% Senior Notes due 2001;
                            $200 million principal amount of 6.500% Senior Notes due 2004;
                            $500 million principal amount of 6.875% Senior Notes due 2009; and
                            $250 million principal amount of 7.375% Senior Notes due 2029.

Maturities................. For the 2001 exchange notes, May 15, 2001;
                            for the 2004 exchange notes, May 15, 2004;
                            for the 2009 exchange notes, May 15, 2009; and for the 2029 exchange notes, May 15, 2029.

Interest Payment Dates.....  Interest on all exchange notes will be paid semi-annually in cash in arrears on May 15 and November 15 of each year, commencing November 15, 1999.

Optional Redemption........  Except for the exchange notes due in 2001, the exchange notes will be redeemable at our option. The exchange notes may be redeemed in whole or in part, at any time or from time to time, on not less than 30 days' notice, at the make-whole price as defined under "Description of the Exchange
                             Notes -- Optional Redemption."

Ranking....................  The outstanding notes are, and the exchange notes will be, our general unsecured senior obligations and will rank equal in right of payment to all of our other existing and future senior and unsecured indebtedness, including debt under our credit facilities. See "Description of Exchange
                             Notes -- Ranking."

Subsidiary Guarantee.......  The outstanding notes are, and the exchange notes will be, guaranteed by our subsidiary Waste
                             Management Holdings, Inc. on a full and
                             unconditional basis. The subsidiary guarantee will be equal in right of payment to all senior and unsecured indebtedness of Waste Management Holdings, Inc.

Covenants..................  We issued the outstanding notes, and will issue the exchange notes, under an indenture with Chase Bank of Texas, National Association, the trustee. The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                             - create liens securing indebtedness; and

                             - engage in sale and leaseback transactions.

                             For more details, see "Description of Exchange Notes -- Certain Covenants."

     The exchange notes will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any such market. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market in the exchange notes. However, they are not required to do so, and any market-making activities with respect to the exchange notes may be discontinued without notice.

                 HISTORICAL AND SELECTED FINANCIAL INFORMATION


     The following selected consolidated financial information as of December 31, 1997 and 1998, and for each of the years in the three year period ended December 31, 1998, has been derived from Waste Management's audited consolidated financial statements incorporated by reference herein. This information should be read in conjunction with such consolidated financial statements and related notes thereto. The selected consolidated financial information as of December 31, 1994, 1995 and 1996, and for each of the years in the two year period ended December 31, 1995, has been derived from audited consolidated financial statements, that have been previously included in Waste Management's reports under the Exchange Act, restated for certain pooling of interests transactions. The following selected historical financial information as of and for the nine months ended September 30, 1998 and 1999 has been derived from Waste Management's unaudited historical financial statements and reflects all adjustments management considers necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year.



     The Company recorded significant adjustments in the quarter ended September 30, 1999, certain of which affect account balances applicable to periods prior to the quarter ended September 30, 1999. Accordingly, the Company, after consultation with its independent public accountants, has concluded that its internal controls for the preparation of interim financial information did not provide an adequate basis for its independent public accountants to complete reviews of the quarterly data for the quarters in the nine-month period ended September 30, 1999. The Company believes that certain charges that were recorded in the quarter ended September 30, 1999 may relate to individual prior periods; however, the Company does not have sufficient information to identify all specific charges attributable to prior periods. Based on its quantitative and qualitative analysis of available information, the Company, after consultation with its independent accountants, has concluded that it does not have, nor is it able to obtain, sufficient information to conclude whether or not a material amount of these charges relate to any prior year, although qualitative analysis indicates that these charges are principally related to 1999. The Company has been advised by its independent public accountants that their report on the Company's December 31, 1999 financial statements will specifically refer to the matters discussed above regarding the interim periods within 1999.



                                                                                                          NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                               SEPTEMBER 30,
                                -------------------------------------------------------------------   -------------------------
                                   1994          1995          1996          1997          1998          1998          1999
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues............  $ 9,677,048   $10,432,775   $10,998,602   $11,972,498   $12,625,769   $ 9,393,165   $ 9,790,462
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Costs and expenses:
  Operating (exclusive of
    depreciation and
    amortization shown
    below)....................    5,705,355     6,261,745     6,564,234     7,482,273     7,283,251     5,496,144     6,110,317
  General and
    administrative............    1,236,765     1,279,719     1,316,480     1,438,501     1,332,736     1,049,994     1,309,829
  Depreciation and
    amortization..............    1,129,890     1,186,492     1,264,196     1,391,810     1,498,712     1,125,046     1,202,735
  Merger costs................        3,782        26,539       126,626       112,748     1,807,245     1,579,127       111,263
  Asset impairments and
    unusual items.............      122,233       394,092       529,768     1,771,145       864,063       666,952       700,034
  (Income) loss from
    continuing operations held
    for sale, net of minority
    interest..................      (24,143)      (25,110)         (315)        9,930           151           151            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  8,173,882     9,123,477     9,800,989    12,206,407    12,786,158     9,917,414     9,434,178
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from
  operations..................    1,503,166     1,309,298     1,197,613      (233,909)     (160,389)     (524,249)      356,284
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Other income (expense):
  Interest expense............     (437,946)     (534,964)     (525,340)     (555,576)     (681,457)     (503,347)     (549,702)
  Interest income.............       47,878        41,565        34,603        45,214        26,829        21,760        28,823
  Minority interest...........     (126,042)      (81,367)      (41,289)      (45,442)      (24,254)      (14,298)      (17,706)
  Other income, net...........      113,526       257,773       108,645       127,216       139,392       122,960        39,268
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                   (402,584)     (316,993)     (423,381)     (428,588)     (539,490)     (372,925)     (499,317)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------

                                                                                                          NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                               SEPTEMBER 30,
                                -------------------------------------------------------------------   -------------------------
                                   1994          1995          1996          1997          1998          1998          1999
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income (loss) from continuing
operations before income
taxes.........................    1,100,582       992,305       774,232      (662,497)     (699,879)     (897,174)     (143,033)
Provision for income taxes....      498,233       493,375       486,700       363,341        66,923       (66,887)      139,790
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations..................      602,349       498,930       287,532    (1,025,838)     (766,802)     (830,287)     (282,823)
Income (loss) from
  discontinued operations.....       27,324         4,863      (263,301)       95,688            --            --            --
Extraordinary item............           --            --            --        (6,809)       (3,900)       (3,900)           --
Accounting change.............       (1,281)           --            --        (1,936)           --            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss).............  $   628,392   $   503,793   $    24,231   $  (938,895)  $  (770,702)  $  (834,187)  $  (282,823)
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Basic earnings (loss) per
  common share:
  Continuing operations.......  $      1.24   $      0.99   $      0.54   $     (1.84)  $     (1.31)  $     (1.44)  $     (0.46)
  Discontinued operations.....         0.06          0.01         (0.49)         0.17            --            --            --
  Extraordinary item..........           --            --            --         (0.01)        (0.01)           --            --
  Accounting change...........           --            --            --            --            --            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net income (loss)...........  $      1.30   $      1.00   $      0.05   $     (1.68)  $     (1.32)  $     (1.44)  $     (0.46)
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Diluted earnings (loss) per
  common share:
  Continuing operations.......  $      1.23   $      0.97   $      0.53   $     (1.84)  $     (1.31)  $     (1.44)  $     (0.46)
  Discontinued operations.....         0.05          0.01         (0.49)         0.17            --            --            --
  Extraordinary item..........           --            --            --         (0.01)        (0.01)           --            --
  Accounting change...........           --            --            --            --            --            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net income (loss)...........  $      1.28   $      0.98   $      0.04   $     (1.68)  $     (1.32)  $     (1.44)  $     (0.46)
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Cash dividends per common
  share.......................  $      0.60   $      0.58   $      0.57   $      0.56   $      0.16   $      0.15   $      0.01
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital (deficit).....  $  (681,813)  $(1,027,093)  $  (258,210)  $(1,967,278)  $  (412,269)  $  (329,055)  $(1,086,024)
Intangible assets, net........    3,661,594     4,329,909     4,681,381     4,848,176     6,250,324     5,942,764     5,505,362
Total assets..................   18,124,674    19,950,426    20,727,524    20,156,424    22,715,198    22,029,650    21,425,014
Long-term debt, including
  current maturities..........    7,677,360     8,404,034     9,064,566     9,479,961    11,697,943    10,538,299    11,403,244
Stockholders' equity..........    4,506,454     5,184,104     5,201,610     3,854,929     4,372,496     4,351,521     4,533,048

                                  RISK FACTORS

     In addition to the information set forth in this Prospectus, you should carefully consider the risks described below before deciding whether to participate in the exchange offer. The following risks include all of the risks which we believe to be material at the current time. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

THE NOTES ARE SUBORDINATED TO THE DEBT OF OUR SUBSIDIARIES

     As a holding company, we conduct our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations depends in part upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the exchange notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. Therefore, except as described below, the exchange notes will be subordinated by operation of law to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries, against which these creditors have a claim.


     The exchange notes will be guaranteed by our subsidiary Waste Management Holdings. Our obligations under our credit facilities and our other senior indebtedness are also currently guaranteed by Waste Management Holdings. Similarly, we have guaranteed the outstanding senior indebtedness of Waste Management Holdings. Thus, the exchange notes will rank equally in right of payment with the senior indebtedness of Waste Management Holdings, the debt under our credit facilities and our other senior indebtedness. Because of our holding company structure and the impact of the Waste Management Holdings' guarantee, the exchange notes will be structurally subordinated to the claims of creditors of our subsidiaries, other than Waste Management Holdings. As of September 30, 1999, the amount of this subsidiary indebtedness was approximately $1.6 billion out of our total consolidated long-term debt of approximately $11.4 billion.


     Upon any release by the lenders under our credit facilities (or any replacement or new principal credit facility) of the Waste Management Holdings' guarantee, we and Waste Management Holdings will each be deemed automatically and unconditionally released and discharged from our respective obligations under the guarantees of the senior indebtedness of the other so guaranteed. In such event, the claims of creditors of Waste Management Holdings will effectively have priority with respect to the assets and earnings of Waste Management Holdings over the claims of our creditors, including the holders of the exchange notes.

U.S. BANKRUPTCY OR FRAUDULENT CONVEYANCE LAW MAY INTERFERE WITH THE PAYMENT OF THE NOTES

     Various applicable fraudulent transfer laws allow courts, under specific circumstances, to avoid guarantees by a subsidiary and require holders of the guaranteed obligations to return any payments received from the subsidiary guarantors. A court may use these laws to avoid the Waste Management Holdings guarantee of the exchange notes in the event of bankruptcy or insolvency of Waste Management Holdings.

     A court could set aside Waste Management Holdings' guarantee of the exchange notes to the extent that either of the following were true at the time it issued the guarantee:

     - Waste Management Holdings incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

     - Waste Management Holdings did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, it:

      - was insolvent or was rendered insolvent by reason of the issuance of the guarantee;

      - engaged or was about to engage in a business or transaction for which Waste Management Holdings' remaining assets constituted unreasonably small capital; or

      - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     Among other things, a legal challenge to Waste Management Holdings' guarantee of the exchange notes on fraudulent transfer grounds may focus on the benefits, if any, realized by it as a result of our issuance of the exchange notes. To the extent Waste Management Holdings' guarantee of the exchange notes were to be avoided on fraudulent conveyance grounds or held unenforceable for any other reason, you would cease to have any claim in respect of Waste Management Holdings' guarantee and would be solely our creditors. In such event, your claim against Waste Management Holdings would be subject to the prior payments of all Waste Management Holdings' obligations. Waste Management Holdings may not have sufficient assets, after providing for all prior claims, to satisfy the claims of all holders of the exchange notes relating to any voided guarantee.

     The obligations of Waste Management Holdings under its guarantee of the exchange notes are limited to an amount which would not cause such guarantee to be a fraudulent transfer or conveyance. Waste Management Holdings has issued similar guarantees of certain of our other indebtedness. The determination of the amount that would be due under its guarantee of the exchange notes or any of such other guarantees is uncertain.

YOU MAY NOT BE ABLE TO SELL YOUR EXCHANGE NOTES

     There is no active trading market for the exchange notes and this market may never develop. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the exchange notes to trade at a discount are:

     - an increase in prevailing interest rates;

     - a decline in our credit worthiness;

     - a weakness in the market for similar securities; and

     - declining general economic conditions.

     Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers of the outstanding exchange notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so and any market making may be discontinued at any time without notice.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance.


ACCOUNTING CHARGES HAVE NEGATIVELY IMPACTED REPORTED FINANCIAL RESULTS, RESULTED IN THE IMPAIRMENT OF THE VALUE OF CERTAIN ASSETS AND MAY DECREASE OUR FUTURE CASH FLOWS



     During the third quarter of 1999, we initiated a comprehensive review of our accounting records, systems, processes and controls at the direction of our Board of Directors, which was completed in November 1999. As a result of this review, we recorded certain charges and adjustments in the quarter ended September 30, 1999 totaling $1.23 billion after tax. Because of the size of the charges, generally accepted accounting principles require us to attempt to determine whether portions of the charges apply to prior periods. While we believe that certain of these charges may relate to prior periods, we do not currently have sufficient information to identify all specific charges attributable to prior periods. Producing the information required to identify these charges would be cost prohibitive and disruptive to our operations.



     Some of the charges and adjustments we recorded in the third quarter 1999, such as certain increases in insurance reserves, environmental reserves, loss contract provisions and adjustments resulting from completing account reconciliations, are recurring in nature, and should therefore be expected to occur in future periods. Additionally, certain of these charges and adjustments, including receivables-related adjustments and insurance reserves, could have an impact on our future cash flows.



     Because some of the charges discussed above affect account balances applicable to periods prior to the quarter ended September 30, 1999, we concluded, after consultation with our independent public accountants, that our internal controls for the preparation of interim financial information did not provide an adequate basis for them to complete reviews of the quarterly data for the quarters in the nine months ended September 30, 1999. The review was completed in November 1999, and we do not anticipate any additional material adjustments to our financial statements based on the review. However, we may not be able to successfully stabilize our accounting systems and procedures, and close our accounting records and report our 1999 annual results in accordance with yearend audit procedures. Any failure to stabilize our accounting systems could result in additional material charges and adjustments in the future.


WE MAY ENCOUNTER DIFFICULTIES IN IMPLEMENTING OUR PROPOSED STRATEGIC INITIATIVE

     Our ability to successfully implement our proposed strategic initiative may be affected by the willingness of prospective purchasers to purchase the assets we identify as divestiture candidates on terms we find acceptable, the timing and terms on which such assets may be sold, uncertainties relating to regulatory approvals and other factors affecting the ability of prospective purchasers to consummate such transactions. The success of our strategic initiative could also be affected by the availability of financing, and uncertainties relating to the impact of the proposed strategic initiative on our credit ratings and, consequently, the availability and cost of debt and equity financing to us.

WE ARE UNDERGOING CHANGES IN MANAGEMENT


     Our business may be affected by our ability to attract and retain qualified individuals to serve in senior management positions.


WE FACE UNCERTAINTIES RELATING TO PENDING LITIGATION AND INVESTIGATIONS

     We face uncertainties relating to pending litigation and investigations as described in "The Company -- Recent Developments" above. We are unable to predict the outcome or impact of these matters and there can be no assurance that they will not have a material adverse effect on us and our business.

WE FACE POTENTIAL DIFFICULTIES IN CONTINUING TO EXPAND AND MANAGE OUR GROWTH

     We have grown rapidly, primarily through acquisitions. We cannot guarantee that we will be able to continue to expand and successfully manage our growth. We also cannot guarantee that our existing or acquired operations will not be adversely affected by the pace of our growth. Improving the productivity of our acquired operations and using our asset base and strategic position to operate more efficiently is very important to our financial results and prospects. In particular, whether we will ultimately achieve the anticipated benefits of acquired operations will depend on a number of factors, including our ability to effect:

     - administrative cost savings;

     - rationalization of collection routes;

     - insurance and bonding cost reductions; and

     - general economies of scale.

     Moreover, our ability to continue to grow will depend on a number of factors, including:

     - competition from other waste management companies;

     - the availability of attractive acquisition opportunities;

     - our ability to mitigate antitrust concerns related to acquisitions in several markets;

     - the availability of working capital;

     - our ability to maintain margins on existing or acquired operations; and

     - our ability to manage costs in a changing regulatory environment.

OUR ACQUISITION STRATEGY INVOLVES POTENTIAL RISKS

     We regularly pursue opportunities to expand by acquiring additional waste management businesses and operations that can be effectively integrated with our existing operations. In addition, we regularly pursue mergers and acquisition transactions, some of which are significant, in new markets where we believe that we can successfully become a provider of integrated waste management services. As one of the leading industry consolidators, we could announce transactions with either publicly or privately owned businesses at any time.

     Our acquisition strategy involves potential risks. These risks include:

     - our failure to accurately assess all of the pre-existing liabilities of acquired companies;

     - unexpected difficulties in successfully integrating the operations of acquired companies with our existing operations;

     - a lack of attractive acquisition opportunities;

     - our inability to obtain the capital required to finance potential acquisitions on satisfactory terms;

     - the businesses we acquire not proving profitable; and

     - our incurring additional indebtedness or issuing additional equity securities as a result of future acquisitions.

WE MAY NEED ADDITIONAL CAPITAL IF OUR CASH FLOW IS LESS THAN EXPECTED


     We expect to generate sufficient cash flow from our operations to cover our anticipated cash needs for capital expenditures and acquisitions. If our cash flow from operations is less than currently expected, or our capital requirements increase, either due to strategic decisions or otherwise, we may elect to incur indebtedness or issue equity securities to cover any additional capital needs. However, we cannot guarantee that we will be successful in obtaining additional capital in this manner on acceptable terms.


     We also cannot guarantee that we will be successful in renewing our existing credit facilities, or that we will be able to renew the credit facilities on terms acceptable to us. If we are unable to renew our existing credit facilities, or to obtain other financing sources, our business and operating results could be affected adversely to a material extent.

FLUCTUATING VARIABLE INTEREST RATES COULD AFFECT US


     In the past, we have used variable rate debt under revolving bank credit arrangements as one method of financing our rapid growth. Although our recent financings have reduced the amount of variable rate debt as a percentage of total indebtedness outstanding, issuing variable rate debt will continue to be an alternative for us. Fluctuations in variable interest rates, which may occur as general interest rates change, could have a material effect on us.


INTENSE COMPETITION COULD REDUCE OUR PROFITABILITY

     We encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations.

     In North America, the waste management services industry consists of large national companies and local and regional companies of varying sizes and financial resources. We compete with numerous waste management companies as well as with counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial competitive advantages because tax revenues and tax-exempt financing are available to them. In addition, competitors may reduce their prices to expand sales volume or to win competitively bid municipal contracts. Profitability may decline because of the national emphasis on recycling, composting, and other waste reduction programs that could reduce the volume of solid waste collected or deposited in disposal facilities.

     Outside of North America, the waste management services industry is very decentralized and highly fragmented. In some markets, however, we compete with substantial companies that hold significant market shares, particularly in Finland, Germany, the Netherlands, Sweden and the United Kingdom. Some of our international competitors may have greater financial resources and greater technical resources than we do with respect to specific matters. Especially in the case of larger contracts, we may be required to commit substantial resources over a long period of time during the proposal phase without any assurance that the contract will be awarded to us. Examples include contracts for city-cleaning services, contracts or bids with respect to the construction or development of water and wastewater facilities, or permitting and development of a new treatment facility, waste-to-energy facility, incinerator or landfill.

OUR ACCOUNTING POLICIES CONCERNING UNAMORTIZED CAPITALIZED EXPENDITURES COULD RESULT IN A MATERIAL CHARGE AGAINST OUR EARNINGS

     In accordance with generally accepted accounting principles, we capitalize certain expenditures and advances relating to acquisitions, pending acquisitions, and disposal site development and expansion projects. We expense indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, as incurred. Our policy is to charge against earnings any unamortized capitalized expenditures and advances relating to any facility or operation that is permanently shut down, any pending acquisition that is not consummated, and any disposal site development or expansion project that is not completed or is no longer deemed to be profitable within certain time frames. The charge against earnings is reduced by any portion of the capitalized expenditure and advances that we estimate will be recoverable, through sale or otherwise. In future periods, we may be required to incur a charge against earnings in accordance with our policy. Depending on its magnitude, any such charge could have a material adverse effect on our consolidated financial statements.

GOVERNMENTAL REGULATIONS MAY RESTRICT OUR OPERATIONS OR INCREASE THE LEVEL OF COSTS OF OUR OPERATIONS

     Stringent government regulations at the federal, state and local level in the United States and in other countries have a substantial impact on our operations. A large number of complex laws, rules, orders and interpretations govern environmental protection, health and safety, land use, zoning and related matters.

Among other things, they may restrict our operations and adversely affect our operating results and financial condition by imposing conditions such as:

     - limitations on the siting and construction of new waste disposal, transfer or processing facilities or the expansion of existing facilities;

     - limitations or bans on disposal of out-of-state waste or certain categories of waste; or

     - mandates regarding the disposal of solid waste.

     Regulations also affect the siting, design and closure of landfills and could require us to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes in these regulations may require us to modify, supplement or replace equipment or facilities. The costs of complying with these regulations could be substantial.

     In order to develop, expand or operate a landfill or other waste management facility, we must have various facility permits and other governmental approvals, including those relating to zoning, environmental protection and land use. These permits and approvals are difficult, time consuming and costly to obtain, in part because of possible opposition by governmental officials or citizens. In addition, these permits and approvals may contain conditions that limit operations and our ability to change the facility or are otherwise difficult to comply with. We cannot guarantee that we will be successful in obtaining and maintaining in effect permits and approvals required for the successful operation and growth of our business, including permits and approvals for the development of additional disposal capacity needed to replace existing capacity that is exhausted.

     Courts in the United States, basing their decisions on constitutional law, have ruled that state and local governments may not use regulatory flow control laws to restrict the free movement of waste in interstate commerce. We cannot predict what impact, if any, these decisions will have on our disposal facilities.

WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR DISPOSAL FACILITIES AND COLLECTION OPERATIONS

     We could be liable if our disposal facilities or collection operations cause environmental damage to our properties or to nearby landowners, particularly as a result of the contamination of drinking water sources or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Also, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and under applicable law we are treated as a successor to the prior owner. Any substantial liability for environmental damage could have a material adverse effect on our operating results and financial condition.

     In the ordinary course of our business, we may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings in which:

     - agencies of federal, state, local or foreign governments seek to impose liability on us under applicable statutes, sometimes involving civil or criminal penalties for violations, or to revoke or deny renewal of a permit we need; and

     - citizen groups, adjacent landowners or governmental agencies oppose the issuance of a permit or approval we need, allege violations of the permits under which we operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage for which we may be responsible.

     The adverse outcome of one or more of these proceedings could have a material adverse effect on our financial position, results of operations or cash flows.

     From time to time we have received citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable environmental or land use laws and regulations. In the future we may receive additional citations or notices. We generally seek to work with the authorities to resolve the issues raised by such citations or notices. However, we cannot guarantee that we will always be successful in this regard. Where we are not, we may incur fines, penalties or other sanctions that could have a material adverse effect on our financial position, results of operations or cash flows.

     Our insurance for environmental liability meets or exceeds statutory requirements. However, because we believe that the cost for such insurance is high relative to the coverage it would provide, our coverages are generally maintained at statutorily required levels. Due to the limited nature of such insurance coverage for environmental liability, if we were to incur liability for environmental damage, such liability could have a material adverse effect on our financial position, results of operations or cash flows.

THE DEVELOPMENT AND ACCEPTANCE OF ALTERNATIVES TO LANDFILL DISPOSAL AND WASTE-TO-ENERGY FACILITIES COULD REDUCE OUR ABILITY TO OPERATE AT FULL CAPACITY

     Our customers are increasingly using alternatives to landfill disposal, such as recycling and composting. In addition, state and local governments are increasingly mandating recycling and waste reduction at the source and prohibiting the disposal of certain types of wastes, such as yard wastes, at landfills or waste-to-energy facilities. These developments could reduce the volume of waste going to landfills and waste-to-energy facilities in certain areas, which may affect our ability to operate our landfills and waste-to-energy facilities at full capacity as well as the prices that we can charge for landfill disposal and waste-to-energy services.

FLUCTUATIONS IN THE PRICE OF RECYCLABLE MATERIALS AFFECT OUR OPERATING REVENUES

     Recyclable materials that we process for sale, including paper, plastics, aluminum and other commodities, are subject to significant price fluctuations. These fluctuations will affect our future operating revenues and income.

THE COMMISSION IS INVESTIGATING THE ACCOUNTING PRACTICES OF WASTE MANAGEMENT HOLDINGS

     The Commission has commenced a formal investigation with respect to the previously filed financial statements (which were subsequently restated) and the related accounting policies, procedures and system of internal controls of Waste Management Holdings, Inc., or "WM Holdings," which we acquired through a merger in July 1998. Several lawsuits and claims have been filed against WM Holdings and some of its former officers and directors in connection with the restatement of WM Holdings' financial statements. We are unable to predict the outcome or impact of the investigation or any previously filed or future lawsuits or claims arising out of the restatement. However, it is reasonably possible that they could have a material adverse impact on our financial condition or results of operations in one or more future periods.

OUR INTERNATIONAL OPERATIONS ENCOUNTER SOCIAL, POLITICAL AND ECONOMIC RISKS

     Our operations in foreign countries generally are subject to a number of risks inherent in any business operating in foreign countries, all of which are beyond our control. These risks include:

     - political, social and economic instability;

     - inflation;

     - general strikes;

     - nationalization of assets;

     - currency restrictions and exchange rate fluctuations;

     - nullification, modification or renegotiation of contracts; and

     - governmental regulation.

     We can make no prediction as to how existing or future foreign governmental regulations in any jurisdiction may affect us in particular or the waste management industry in general.

OUR BUSINESS IS SEASONAL IN NATURE AND OUR REVENUES AND RESULTS VARY FROM QUARTER TO QUARTER

     Our operating revenues are usually lower in the winter months, primarily because the volume of waste relating to construction and demolition activities usually increases in the spring and summer months and the volume of industrial and residential waste in certain regions where we operate usually decreases during the winter months. Our first and fourth quarter results of operations typically reflect lower operating revenues as a result of this seasonality.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In the normal course of our business, we, in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements, as that term is defined in the U.S. federal securities laws. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, projected or anticipated benefits from acquisitions made by or to be made by us, or projections involving anticipated revenues, earnings, or other aspects of operating results. Certain statements contained in this prospectus under "Prospectus Summary -- The Company -- Recent Developments" and in the reports and filings with the Commission that we incorporated by reference may be forward-looking statements. The words "may," "expect," "believe," "anticipate," "project," "estimate," their opposites and similar expressions are intended to identify forward-looking statements. We caution readers that such statements are not guarantees of future performance or events and are subject to a number of factors that may tend to influence the accuracy of the statements and the projections upon which the statements are based, including but not limited to those discussed above under "Risk Factors." All phases of our operations are subject to a number of uncertainties, risks, and other influences, many of which are outside our control, and any one of which, or a combination of which, could materially affect our consolidated financial statements and operations and whether forward-looking statements made by us ultimately prove to be accurate.

     These factors are discussed more completely in our filings with the Commission, including our annual report on Form 10-K for the year ended December 31, 1998, and our quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, which are incorporated by reference into this prospectus.

                                USE OF PROCEEDS

     There will be no net proceeds payable to us from the issuance of the exchange notes. The net proceeds of approximately $1.1 billion from the sale of the outstanding notes were used to repay all outstanding indebtedness under our syndicated credit facility and to reduce outstanding commercial paper.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:


                                                                            NINE MONTHS
                                         YEARS ENDED DECEMBER 31,              ENDED
                                    ----------------------------------     SEPTEMBER 30,
                                    1994   1995   1996   1997     1998          1999
                                    ----   ----   ----   ----     ----     --------------
Actual............................  2.7x   2.6x   2.1x   N/A(1)   N/A(2)        N/A(3)


---------------

(1) Earnings were insufficient to fund fixed charges in 1997. Additional earnings of $660.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $112.7 million (primarily related to the United Waste Systems, Inc. merger in August 1997), and asset impairments and unusual items of $1.8 billion. The asset impairment and unusual items of $1.8 billion primarily related to a comprehensive review performed by Waste Management Holdings of its operating assets and investments.

(2) Earnings were insufficient to fund fixed charges in 1998. Additional earnings of $720.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $1.8 billion and asset impairments and unusual items of $864.1 million related primarily to the mergers between Waste Management, Inc. and Waste Management Holdings in July 1998, and Waste Management, Inc. and Eastern Environmental Services, Inc. in December 1998.


(3) Earnings were insufficient to fund fixed charges for the nine months ended September 30, 1999. Additional earnings of $155.0 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $111.3 million related to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. in July 1998 and $700.0 million related to the comprehensive review we performed of our operating assets and investments.



     We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges are the sum of income available for fixed charges before income taxes, undistributed earnings from affiliated companies' minority interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The following description is a summary of the material provisions of the Senior Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Senior Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Exchange Notes.

     Capitalized terms used in this description, but not otherwise defined in this description or other sections of this Prospectus, have the meanings ascribed to them in the Senior Indenture and the Registration Rights Agreement, as applicable, unless the context otherwise requires. For purposes of this "Description of the Exchange Notes," the term "Senior Securities" means collectively the outstanding notes (the "Notes"), the exchange notes (the "Exchange Notes"), and all other senior debt securities of the Company issued under the Senior Indenture. In this description, the words "we," "our," and the "Company" refer only to Waste Management, Inc., but not to any of our subsidiaries, unless the context otherwise requires.

     We will issue the Exchange Notes as four series of Senior Securities under an Indenture (the "Senior Indenture") dated as of September 10, 1997 between the Company and Chase Bank of Texas, National Association, as trustee (the "Trustee"). The terms of the Notes and the Exchange Notes include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     Anyone who receives this Prospectus may obtain a copy of the Senior Indenture and Registration Rights Agreement without charge by writing to Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002,
Attention: Secretary.

GENERAL

     The Exchange Notes:

     - will be our general unsecured senior obligations;

     - will rank equally with all of our other senior and unsecured obligations, including debt under our credit facilities; and

     - will be unconditionally guaranteed by our subsidiary Waste Management Holdings (the "Subsidiary Guarantor").

     We will issue the Exchange Notes under the Senior Indenture; the Exchange Notes will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder and will rank senior to all series of subordinated securities issued and outstanding and that may be issued from time to time. The Exchange Notes will be our unsecured senior obligations. The Senior Indenture does not limit the amount of Senior Securities, debentures, notes or other types of indebtedness that may be issued by us or any of our subsidiaries nor does it restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our stockholders. The rights of our creditors, including holders of the Exchange Notes, will be limited to our assets and the Exchange Notes will not be an obligation of any of our subsidiaries (other than pursuant to the Subsidiary Guarantee). In addition, the Senior Indenture does not and the Exchange Notes will not contain any covenants or other provisions that are intended to afford holders of the Exchange Notes special protection in the event of either a change of control of the Company or a highly leveraged transaction by us.

     The Subsidiary Guarantee of the Exchange Notes:

     - will be a general, unsecured obligation of the Subsidiary Guarantor; and

     - will rank equally in right of payment with all existing and future senior and unsecured indebtedness of the Subsidiary Guarantor.

     We conduct our operations through our subsidiaries. Our operating subsidiaries will not guarantee the Exchange Notes. (The Subsidiary Guarantor is not an operating subsidiary.) Thus, in the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, it will pay the holders of its debts and its trade creditors before it will be able to distribute any of its assets to us.

     We will issue the Exchange Notes in the form of one or more Global Exchange Notes, in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "-- Book-Entry; Delivery; Form and Transfer." The Global Exchange Notes will be registered in the name of a nominee of DTC. Each Global Exchange Note (and any Exchange Note issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "-- Book-Entry; Delivery; Form and Transfer -- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes." Except as set forth herein under "-- Book-Entry; Delivery; Form and Transfer -- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes," owners of beneficial interests in a Global Exchange Note will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Exchange Note and will not be considered the registered holder thereof under the Senior Indenture.

PRINCIPAL, MATURITY AND INTEREST

     We will issue the Exchange Notes as four series with an aggregate principal amount of $1,150,000,000. The 2001 Exchange Notes will have an aggregate principal amount of $200,000,000, the 2004 Exchange Notes will have an aggregate principal amount of $200,000,000, the 2009 Exchange Notes will have an aggregate principal amount of $500,000,000 and the 2029 Exchange Notes will have an aggregate principal amount of $250,000,000. We will issue the Exchange Notes only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. There is no sinking fund applicable to the Exchange Notes.

     The 2001 Exchange Notes will mature on May 15, 2001, the 2004 Exchange Notes will mature on May 15, 2004, the 2009 Exchange Notes will mature on May 15, 2009, and the 2029 Exchange Notes will mature on May 15, 2029.

     The Exchange Notes will bear interest at the respective rates per year set forth on the front cover of this Prospectus. Interest on all Exchange Notes will be payable semi-annually in arrears on May 15 and November 15 of each year until maturity, commencing on November 15, 1999. The Company will make each interest payment to the persons in whose name the Exchange Notes are registered at the close of business on the April 30 and October 31 immediately preceding the relevant interest payment date. Interest on the Exchange Notes will accrue from and including the date of original issuance, or if interest has already been paid, from and including the date it was most recently paid to (but not including) each interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

EXCHANGE OFFER

     We, the Subsidiary Guarantor and the Initial Purchasers entered into a Registration Rights Agreement dated as of May 21, 1999 pursuant to which we and the Subsidiary Guarantor agreed to use our best efforts to conduct an exchange offer to exchange the Notes for Exchange Notes registered under the Securities Act or have a shelf registration statement (the "Shelf Registration Statement") declared effective with respect to the Notes. See "-- Registration Rights; Liquidated Damages." Upon the issuance of the Exchange Notes, if any, or the effectiveness of a Shelf Registration Statement, the Senior Indenture with respect to the Notes and the Subsidiary Guarantee will be subject to and governed by the Trust Indenture Act.

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

     If a holder has given wire transfer instructions to us, we will pay all principal, interest, and premium, if any, on those Exchange Notes in accordance with those instructions. All other payments on Exchange

Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

REPLACEMENT OF SECURITIES

     We will replace any mutilated Exchange Note at the expense of the holder upon surrender of such Exchange Note to the Trustee. We will replace Exchange Notes that become destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of evidence of destruction, loss or theft thereof satisfactory to us and the Trustee. In the case of a destroyed, lost or stolen Exchange Note, an indemnity satisfactory to the Trustee and to us may be required at the expense of the holder of such Exchange Note before a replacement Exchange Note will be issued. (Section 306 of the Senior Indenture)

PAYING AGENT FOR THE NOTES

     Payment of principal of and any premium and interest on the Exchange Notes will be made at the office of the Paying Agent or Paying Agents, as we may designate from time to time, except that at our option, payment of any interest may be made by check mailed on or before the due date to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 307, 1002 of the Senior Indenture) We may at any time rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Exchange Notes. Payment of any installment of interest on an Exchange Note will be made to the Person in whose name such Exchange Note is registered at the close of business on the Regular Record Date for such interest. (Section 307 of the Senior Indenture)

     All monies paid by us to a Paying Agent for the payment of principal of and any premium or interest on any Exchange Note which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to us and the holder of such Exchange Note will thereafter look only to us for payment thereof. (Section 1003 of the Senior Indenture)

TRANSFER AND EXCHANGE

     A holder may transfer or exchange the Exchange Notes in accordance with the Senior Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Senior Indenture. We are not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed. See -- "Optional Redemption."

     The registered holder of an Exchange Note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEE

     The Subsidiary Guarantor will guarantee our obligations under the Exchange Notes. However, the obligations of the Subsidiary Guarantor under its guarantee of the Exchange Notes are limited to an amount which would not cause the Subsidiary Guarantor's guarantee of the Exchange Notes to be a fraudulent transfer or conveyance. The Subsidiary Guarantee will constitute a general, unsecured obligation of the Subsidiary Guarantor and will rank equally in right of payment with all existing and future senior and unsecured indebtedness of the Subsidiary Guarantor. See "Risk Factors -- U.S. bankruptcy or fraudulent conveyance law may interfere with the payment of the notes."

     The Subsidiary Guarantee will be released:

     (1) upon our consolidation or merger with or into the Subsidiary Guarantor;

     (2) upon payment in full of all principal, premium, if any, and interest on the Exchange Notes; or

     (3) upon the release of the Subsidiary Guarantor's guarantees under our credit facilities (or any replacement or new principal credit facility).

RANKING

     As a holding company, we conduct our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations depends in part upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the Exchange Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. Therefore, except as described below, the Exchange Notes will be subordinated by operation of law to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries, against which these creditors have a claim.


     The Exchange Notes will be guaranteed by our subsidiary Waste Management Holdings. Our obligations under our credit facilities and our other senior indebtedness are currently guaranteed by Waste Management Holdings. Similarly, we have guaranteed the outstanding senior indebtedness of Waste Management Holdings. Thus, the Exchange Notes will rank equally in right of payment with the senior indebtedness of Waste Management Holdings, the debt under our credit facilities and our other senior indebtedness. Because of our holding company structure and the impact of the Waste Management Holdings' guarantee, the Exchange Notes will be structurally subordinated to the claims of creditors of our subsidiaries, other than Waste Management Holdings. As of September 30, 1999, the amount of this subsidiary indebtedness was approximately $1.6 billion out of our total consolidated long-term debt of approximately $11.4 billion.


     Upon any release by the lenders under our credit facilities (or any replacement or new principal credit facility) of the Waste Management Holdings' guarantee, we and Waste Management Holdings will each be deemed automatically and unconditionally released and discharged from our respective obligations under the guarantees of the senior indebtedness of the other so guaranteed. In such event, the claims of creditors of Waste Management Holdings will effectively have priority with respect to the assets and earnings of Waste Management Holdings over the claims of our creditors, including the holders of the Exchange Notes.

OPTIONAL REDEMPTION

     The 2001 Exchange Notes will not be redeemable. The 2004, 2009 and 2029 Exchange Notes will be redeemable at our option at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days notice to each holder of Exchange Notes, at a redemption price equal to the Make-Whole Price. "Make-Whole Price" means an amount equal to the greater of (1) 100% of the principal amount of the Exchange Notes to be redeemed and (2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption.

     "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption, plus 0.125% for the 2004 Exchange Notes, 0.25% for the 2009 Exchange Notes and 0.30% for the 2029 Exchange Notes.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Notes.

     "Comparable Treasury Price" means, with respect to any date of redemption,
(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such date of redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

     "Reference Treasury Dealer" means each of Donaldson, Lufkin & Jenrette Securities Corporation; Banc of America Securities LLC, Chase Securities, Inc., J.P. Morgan & Co., Credit Suisse First Boston, Deutsche Bank Securities, Inc. and Salomon Smith Barney Inc., and their respective successors; but if any of the foregoing shall not be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such date of redemption.

     We may purchase the Exchange Notes in the open market, by tender or otherwise. The Exchange Notes so purchased may be held, resold or surrendered to the Trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other securities laws and regulations in connection with any such purchase. The Exchange Notes may be defeased in the manner provided in the Senior Indenture.

CERTAIN COVENANTS

     Certain Definitions. For purposes of the following discussion, the following definitions are applicable. (Sections 1008, 1009 of the Senior Indenture)

     "Attributable Debt" shall mean, as of any particular time, the present value, discounted at a rate per annum equal to (i) the implied lease rate of or
(ii) if the implied lease rate is not known to us, then the weighted average interest rate of all Senior Securities outstanding at the time under the Senior Indenture compounded semi-annually, in either case, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); the net amount of rent required to be paid for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; and, in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" shall mean, at any date of determination, the total amount of our assets after deducting: (i) all the current liabilities (excluding (a) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) current maturities of long term debt) and (ii) the value (net of any applicable reserves) of all intangible assets such as excess of cost over net assets of acquired businesses, customer lists, covenants not to compete, licenses, and permits, all as set forth on our consolidated balance sheet and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

     "Guaranty" shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any Guaranty shall (subject to any limitation set forth therein) be deemed to be the amount of such other Person's debt, obligation or other liability or the amount of such dividends or other distributions guaranteed.

     "Indebtedness" of any Person shall mean

          (a) all obligations of such Person for borrowed money (including, without limitation, all notes payable and drafts accepted representing extension of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments) or on which interest charges are customarily paid, all as shown on a balance sheet of such Person as of the date at which Indebtedness is to be determined;

          (b) all other items which, in accordance with generally accepted accounting principles, would be included as liabilities on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined; and

          (c) whether or not so included as liabilities in accordance with generally accepted accounting principles,

             (i) all indebtedness (excluding, however, prepaid interest thereon) secured by a Security Interest in property owned or being purchased by such Person (including, without limitation, indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such Person, and

             (ii) all Guaranties of such Person.

     "Principal Property" shall mean any waste processing, waste disposal or resource recovery plant or similar facility located within the United States (other than its territories and possessions and Puerto Rico) or Canada and owned by, or leased to, us or any of our Restricted Subsidiaries, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more Persons other than us and our Restricted Subsidiaries in which our interest and the interest of our Restricted Subsidiaries does not exceed 50%, or (ii) which the Board of Directors determines in good faith is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries as an entirety, or (b) any portion of such plant or facility which the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

     "Restricted Subsidiary" shall mean any Subsidiary (other than any Subsidiary of which we own directly or indirectly less than all of the outstanding Voting Stock), (a) principally engaged in, or whose principal assets consist of property used by us or any of our Restricted Subsidiaries in, the storage,

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

collection, transfer, interim processing or disposal of waste within the United States of America or Canada, or (b) which we shall designate as a Restricted Subsidiary in an Officers' Certificate delivered to the Trustee.

     "Security Instrument" shall mean any security agreement, chattel mortgage, assignment, financing or similar statement or notice, continuation statement, other agreement or instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any Security Interest or lien.

     "Security Interest" shall mean any interest in any real or personal property or fixture which secures payment or performance of an obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.

     Consolidation, Merger, Sale. The Senior Indenture provides that we may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless

          (a) the Person formed by such consolidation or into which we are merged or the Person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a corporation, partnership or trust which shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Senior Indenture) on all the Senior Securities and the performance or observance of every other covenant of the Senior Indenture on our part to be performed or observed; and

          (b) immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

     Upon our consolidation with, or merger into, any other Person or any conveyance, transfer or lease of our properties and assets substantially as an entirety, the successor Person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of ours, under the Senior Indenture with the same effect as if such successor Person had been named as herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Senior Indenture and the Senior Securities, and may liquidate and dissolve. (Sections 801, 802 of the Senior Indenture)

     Limitation on Liens. The Senior Indenture provides that:

          (a) We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness secured by a Security Interest upon any of our Principal Property or of any of our Restricted Subsidiaries, whether owned as of the date of the Senior Indenture or thereafter acquired subsequent to the date of the Senior Indenture, without making effective provision (and we hereby covenant that in any such case we shall make or cause to be made effective provision) whereby the Senior Securities of that series then outstanding and any of our other Indebtedness or the other Indebtedness of any of our Restricted Subsidiaries then entitled thereto shall be secured by such Security Interest equally and ratably with any and all of our other Indebtedness or other Indebtedness of any of our Restricted Subsidiaries thereby secured for so long as any of our such other Indebtedness or such other Indebtedness of any of our Restricted Subsidiaries shall be so secured; but nothing in the Senior Indenture shall prevent, restrict or apply to Indebtedness secured by:

             (1) (a) any Security Interest upon property or assets which is created prior to or contemporaneously with, or within 360 days after,
        (i) in the case of the acquisition of such property or assets, the completion of such acquisition and (ii) in the case of the construction, development or improvement of such property or assets, the later to occur of the completion of such construction, development or improvement or the commencement of operation or use of the property or assets, which Security Interest secures or provides for the payment, financing or refinancing, directly or indirectly, of all or any part of the acquisition cost of such property or assets or the cost of construction, development or improvement thereof; or

                (b) any Security Interest upon property or assets existing at the time of its acquisition, which Security Interest secures obligations assumed by the us or any of our Restricted Subsidiaries; or

                (c) any conditional sales agreement or other title retention agreement with respect to any property or assets acquired by us or any of our Restricted Subsidiaries, or

                (d) any Security Interest existing on the property or assets or shares of stock of a corporation or firm at the time such corporation or firm is merged into or consolidated with us or any of our Restricted Subsidiaries or at the time of a sale, lease or other disposition of the property or assets of such corporation or firm as an entirety or substantially as an entirety to us or any of our Restricted Subsidiaries or at the time such corporation becomes a Restricted Subsidiary; or

                (e) any Security Interest existing on the property, assets or shares of stock of any successor to us in accordance with the provisions of the covenant described in "-- Consolidation, Merger, Sale";

        if, in each case, any such Security Interest described in the foregoing clauses (b), (c), (d) or (e) does not attach to or affect property or assets owned by us or any of our Restricted Subsidiaries before the event referred to in such clauses; or

             (2) Mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith; or

             (3) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license (including, without limitation, any Security Interest arising by reason of one or more letters of credit in connection with any international waste management contract to be performed by us or by any of our Subsidiaries or their respective affiliates); or

             (4) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith; or

             (5) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed; or

             (6) Landlords' liens on fixtures located on premises leased by us or by any of our Restricted Subsidiaries in the ordinary course of business; or

             (7) Any Security Interest in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property; or

             (8) Any Security Interest arising by reason of deposits to qualify us or any of our Restricted Subsidiaries to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws; or

             (9) Any Security Interest that secures any Indebtedness of a Restricted Subsidiary owing to us or another of our Restricted Subsidiaries or by us to a Restricted Subsidiary; or

             (10) Any Security Interest incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financing; or

             (11) Any Security Interest created by any program providing for the financing, sale or other disposition of trade or other receivables qualified as current assets in accordance with United States generally accepted accounting principles entered into by us or by any of our Restricted Subsidiaries, if such program is on terms comparable for similar transactions, or any document executed by us or by any of our Restricted Subsidiaries in connection therewith, and if such Security Interest is limited to the trade or other receivables in respect of which such program is created or exists and the proceeds thereof; or

             (12) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Indebtedness secured by any Security Interest referred to in the foregoing clauses (1) through (11), inclusive, but the Security Interest securing such Indebtedness shall be limited to the property or assets which, immediately before such extension, renewal or refunding, secured such Indebtedness and additions to such property or assets.

             Notwithstanding the foregoing provisions, we and any of our Restricted Subsidiaries may create, incur, assume or suffer to exist any Indebtedness secured by a Security Interest without so securing the Notes if, at the time such Security Interest becomes a Security Interest upon any of our Principal Property or the Principal Property of any such Restricted Subsidiary and after giving effect thereto, the aggregate outstanding principal amount of all our Indebtedness and the Indebtedness of our Restricted Subsidiaries secured by Security Interests permitted by this sentence (excluding Indebtedness secured by a Security Interest existing as of the date of the Senior Indenture, but including the Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions which, if the Attributable Debt in respect thereof had been Indebtedness secured by a Security Interest, would have been permitted by clause (1)(a) above, other Sale and Leaseback Transactions the proceeds of which have been applied or committed to be applied in accordance with the covenant described in "-- Limitations on Sale and Leaseback Transactions" and other than Sale and Leaseback Transactions between us and any of our Restricted Subsidiaries) does not exceed 15% of Consolidated Net Tangible Assets. (Section 1008 of the Senior Indenture)

          (b) If, upon any consolidation or merger of any Restricted Subsidiary with or into any other corporation, or upon any consolidation or merger of any other corporation with or into us or any of our Restricted Subsidiaries or upon any sale or conveyance of the Principal Property of any Restricted Subsidiary as an entirety or substantially as an entirety to any other Person, or upon any acquisition by us or by any of our Restricted Subsidiaries by purchase or otherwise of all or any part of the Principal Property of any other Person, any Principal Property theretofore owned by us or such Restricted Subsidiary would thereupon become subject to any Security Interest not permitted by the terms of the foregoing covenant, we, before such consolidation, merger, sale or conveyance, or acquisition, will, or will cause such Restricted Subsidiary to, secure payment of the principal of and interest, if any, on the Exchange Notes (equally and ratably with or prior to any of our other Indebtedness or the other Indebtedness of such Restricted Subsidiary then entitled thereto) by a direct lien on all such Principal Property prior to all liens other than any liens theretofore existing thereon by a supplemental indenture or otherwise. (Section 1008 of the Senior Indenture)

     Limitations on Sale and Leaseback Transactions. The Senior Indenture provides that:

     We will not, and will not permit a Restricted Subsidiary to, enter into any arrangement with any Person (other than with any Restricted Subsidiary) providing for the leasing to us or any Restricted Subsidiary of any Principal Property owned or hereafter acquired by us or such Restricted Subsidiary (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a "Sale and Leaseback Transaction") unless

          (a) we or such Restricted Subsidiary would be entitled, pursuant to the covenant described in "-- Limitation on Liens," to incur Indebtedness secured by a Security Interest on the property to be leased without equally and ratably securing the Exchange Notes, or

          (b) we shall, and in any such case we covenant that we will, within 180 days after the effective date of any such arrangement, apply an amount equal to the fair value (as determined by our Board of Directors) of such property to the redemption of Senior Securities that, by their terms, are subject to redemption, or to the purchase and retirement of Senior Securities, or to the payment or other retirement of funded debt for money borrowed, incurred or assumed by us which ranks senior to or equally and ratably with the Exchange Notes or of funded debt for money borrowed, incurred or assumed by any Restricted Subsidiary (other than, in either case, funded debt owed by us or any Restricted Subsidiary), or

          (c) we shall within 180 days after entering into the Sale and Leaseback Transaction, enter into a bona fide commitment or commitments to expend for the acquisition or capital improvement of a Principal Property an amount at least equal to the fair value (as determined by our Board of Directors) of such property. (Section 1009 of the Senior Indenture)

     Notwithstanding the foregoing, we may, and may permit any Restricted Subsidiary to, effect any Sale and Leaseback Transaction that is not acceptable pursuant to clauses (a)through (c), inclusive, of the foregoing covenant, if the Attributable Debt associated with such Sale and Leaseback Transaction, together with the aggregate principal amount of outstanding debt secured by Security Interests upon Principal Property not acceptable pursuant to clauses (1) through
(12) of the covenant described in "-- Limitation on Liens," inclusive, do not exceed 15% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Indenture)

     Compliance Certificates. We are required to furnish to the Trustee annually a statement as to our compliance with all conditions and covenants under the Senior Indenture. (Section 1006 of the Senior Indenture)

EVENTS OF DEFAULT; REMEDIES

     Events of Default. An Event of Default with respect to any given series of the Exchange Notes is defined under the Senior Indenture as being one or more of the following events (hereinafter in this "Description of the Exchange Notes," the term "Notes" or "Note" shall mean the "Exchange Note(s)" unless the context otherwise requires):

          (1) default in the payment of any interest upon any Note of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

          (2) default in the payment of the principal of (or premium, if any, on) any Note of that series as and when the same becomes due and payable whether at maturity, by declaration of acceleration, call for redemption or otherwise; or

          (3) default in the performance, or breach, of any of our other covenants or warranties in the Senior Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in
     Section 501 of the Senior Indenture specifically dealt with or which has expressly been included in the Senior Indenture solely for the benefit of a series of Senior Securities other than the Notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the Notes of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Senior Indenture; or

          (4) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in our respect in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging us a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in our respect under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of ours or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

          (5) our commencement of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or our consent to the entry of a decree or order for relief in our respect in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us, or our filing of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or our consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of ours or of any substantial part of our property, or our making of an assignment for the benefit of creditors, or our admission in writing of our inability to pay our debts generally as they become due, or our taking of corporate action in furtherance of any such action. (Section 501 of the Senior Indenture)

     Remedies. If an Event of Default with respect to any given series of Notes at the time outstanding occurs and is continuing, then in every such case, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes of that series may declare the principal amount to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Notes of any given series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Notes of that series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

          (1) we have paid or deposited with the Trustee a sum sufficient to pay:

             (A) all overdue interest on all Notes of that series,

             (B) the principal of (and premium, if any, on) any Note of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate prescribed therefor,

             (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor, and

             (D) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and

          (2) all Events of Default with respect to Notes of that series, other than the non-payment of the principal of Notes of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Indenture.

     No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502 of the Senior Indenture) If the Trustee or any holder of a Note of a given series has instituted any proceeding to enforce any right or remedy under the Senior Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such holder, then and in every such case, subject to any determination in such proceeding, we, the Trustee and the holders of Notes of that series shall be restored severally and respectively to their former positions under the Senior Indenture and the Notes of that series, and thereafter all rights and remedies of the Trustee and the holders shall continue as though no such proceeding had been instituted. (Section 509 of the Senior Indenture)

     The Senior Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603 of the Senior Indenture) No holder of any Note of a given series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Senior Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:

          (1) such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes of that series;

          (2) the holders of not less than 25% in principal amount of the outstanding Notes of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Senior Indenture;

          (3) such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

          (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

          (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes of that series. (Section 507 of the Senior Indenture)

     Notwithstanding any other provision in the Senior Indenture, the right of any holder of any Note to receive payment of the principal of and any premium and any interest on such Note on the Stated Maturity or Maturities (each as defined in the Senior Indenture) expressed in such Note, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder. (Sections 508, 902 of the Senior Indenture)

     The holders of a majority in principal amount of the outstanding Notes of any given series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes of that series, provided that (1) such direction shall not be in conflict with any rule of law or with the Senior Indenture; (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and
(3) the Trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction or involving the Trustee in personal liability. (Section 512 of the Senior Indenture) The holders of a majority in principal amount of the outstanding Notes of any given series may on behalf of the holders of all the Notes of that series waive any past default under the Senior Indenture with respect to the Notes of that series and its consequences, except a default in the payment of the principal of or any premium or interest on any Note of that series or in respect of a covenant or provision of the Senior Indenture which, pursuant to the Senior Indenture, cannot be modified or amended without the consent of the holder of each outstanding Note of that series. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Senior Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Sections 513, 902 of the Senior Indenture)

     If a default occurs under the Senior Indenture with respect to the Notes of any given series, the Trustee shall give the holders of Notes of that series notice of such default as and to the extent provided by the Trust Indenture Act; but in the case of any default or breach of certain covenants or warranties with respect to the Notes of any given series, no such notice to holders shall be given until at least 30 days after the occurrence thereof (the term "default" for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes of that series). (Section 602 of the Senior Indenture)

     To the fullest extent allowed under applicable law, if for the purpose of obtaining judgment against us in any court it is necessary to convert the sum due in respect of the principal of, or premium, if any, or interest on, any Notes (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in the City of New York the Required Currency with the Judgment Currency on the business day in the City of New York next preceding that on which final judgment is given. Neither we nor the Trustee shall be liable for any shortfall nor shall either of them benefit from any windfall in payments to holders of Notes under this provision of the Senior Indenture caused by a change in exchange rates between the time the amount of a judgment against us is calculated as above and the time the Trustee converts the Judgment Currency into the Required Currency to make payments under the foregoing provisions of the Senior Indenture to holders of Notes, but payment of such judgment shall discharge all amounts owed by us on the claim or claims underlying such judgment. (Section 506 of the Senior Indenture)

DISCHARGE OF INDENTURE

     Satisfaction and Discharge of Indenture. The Senior Indenture provides that we may at our option at any time, satisfy and discharge the Senior Indenture (except as to any surviving rights of registration of transfer or exchange of Senior Securities and any right to receive additional amounts pursuant to the Senior Indenture) with respect to all Senior Securities issued under the Senior Indenture, which Senior Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the Trustee as trust funds an amount sufficient to pay when due the principal (and premium, if any) and any interest on all outstanding Senior Securities when due. (Section 401 of the Senior Indenture)

     Defeasance and Discharge. The Senior Indenture provides that, if we so elect by Board Resolution with respect to the Notes of any given series, we will be discharged from any and all obligations in respect of the Notes of that series (except for certain obligations relating to temporary Notes and exchange of Notes, registration of transfer or exchange of Notes, replacement of stolen, lost or mutilated Notes, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons or otherwise required by Section 1004 of the Senior Indenture) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Notes of that series on the stated maturity of such payments in accordance with the terms of the Senior Indenture and the Notes of that series. (Sections 1302, 1304 of the Senior Indenture) Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Senior Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304 of the Senior Indenture)

     Covenant Defeasance. The Senior Indenture also provides that, if we so elect by Board Resolution with respect to the Notes of any given series, we may omit to comply with certain restrictive covenants, including the covenants described under "-- Limitation on Liens" and "-- Limitations on Sale and

Leaseback Transactions," and any such omission shall not be an Event of Default with respect to the Notes of that series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Notes of that series on the stated maturity of such payments in accordance with the terms of the Senior Indenture and the Notes of that series. Our obligations under the Senior Indenture and the Notes of that series other than with respect to such covenants shall remain in full force and effect. (Section 1303 of the Senior Indenture) Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that the holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. (Section 1304 of the Senior Indenture)

     Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the Notes of such series at the time of their stated maturity, in the event we exercise our option to omit compliance with the covenants defeased with respect to the Notes as described above, and the Notes are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. We shall in any event remain liable for such payments as provided in the Senior Indenture.

     Federal Income Tax Consequences. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of the Notes to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Notes and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of the Notes.

MEETINGS, MODIFICATION AND WAIVER

     We and the Trustee may make modifications and amendments of the Senior Indenture with the consent of the holders of a majority in aggregate principal amount of the Outstanding Senior Securities of each series affected by such modification or amendment; but no such modification or amendment may, without the consent of the holder of each Outstanding Senior Security affected thereby,

          (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Senior Security,

          (b) change the Redemption Date with respect to any Senior Security,

          (c) reduce the principal amount of, or premium or interest on, any Senior Security,

          (d) change any of our obligations to pay additional amounts,

          (e) change the coin or currency in which any Senior Security or any premium or interest thereon is payable,

          (f) change the redemption right of any holder,

          (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Security,

          (h) reduce the percentage in principal amount of outstanding Senior Securities of any series, the consent of whose holders is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain defaults,

          (i) reduce the requirements contained in the Senior Indenture for quorum or voting,

          (j) change any of our obligations to maintain an office or agency in the places and for the purposes required by the Senior Indenture, or

          (k) modify any of the above provisions. (Section 902 of the Senior Indenture)

     We may make modifications and amendments of the Senior Indenture without the consent of any holders of Senior Securities, when authorized by a Board Resolution, and the Trustee, to:

          (a) evidence the succession of another Person and the assumption by any such successor of our covenants therein and in the Senior Securities pursuant to Article Eight of the Senior Indenture; or

          (b) add to our covenants for the benefit of the holders of all or any series of Senior Securities (and if such covenants are to be for the benefit of less than all series of Senior Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon us; or

          (c) add any additional Events of Default; or

          (d) permit or facilitate the issuance of Senior Securities in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of Senior Securities of any series in any material respect; or

          (e) add to, change or eliminate any of the provisions of the Senior Indenture in respect of one or more series of Senior Securities, but any such addition, change or elimination (A) shall neither (i) apply to any Senior Security of any series created before the execution of such supplemental indenture and entitled to the benefit of such provision nor
     (ii) modify the rights of the holder of any such Senior Security with respect to such provision or (B) shall become effective only when there is no such Senior Security Outstanding; or

          (f) secure the Senior Securities pursuant to the requirements of
     Section 1006 of the Senior Indenture or otherwise; or

          (g) establish the form or terms of Senior Securities of any series as permitted by Sections 201 and 301 of the Senior Indenture; or

          (h) evidence and provide for the acceptance of appointment under the Senior Indenture by a successor Trustee with respect to the Senior Securities of one or more series and to add to or change any of the provisions of the Senior Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of Section 611(b) of the Senior Indenture; or

          (i) cure any ambiguity, to correct or supplement any provision therein or in any supplemental indenture which may be defective or inconsistent with any other provision therein or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the Senior Indenture; but such action shall not adversely affect the interests of the holders of Senior Securities of any series in any material respect. (Section 901 of the Senior Indenture)

     The holders of a majority in aggregate principal amount of outstanding Notes of any given series may, on behalf of all holders of Notes of that series outstanding, waive, insofar as the Notes of that series are concerned, compliance by us with certain restrictive provisions of the Senior Indenture. (Section 1007 of the Senior Indenture) The holders of a majority in aggregate principal amount of the Notes of a series may, on behalf of all holders of Notes of that series, waive any past default under the Senior Indenture with respect to the Notes of that series, except a default (a) in the payment of the principal of or any premium or interest on the Notes of that series or (b) in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each outstanding Note of that series. (Section 513 of the Senior Indenture)

     The Senior Indenture contains provisions for convening meetings of the holders of Notes of any given series. (Section 1402) A meeting may be called at any time by the Trustee, and also, upon our request, or the holders of at least 10% in aggregate principal amount of the outstanding Notes of any given series, in any such case upon notice given in accordance with "Notices" below. (Section 1402 of the Senior Indenture) Except for any consent which must be given by the holder of each outstanding Note of any given series, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the Notes of that series; but any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Notes of any given series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the holders of such specified percentage in aggregate principal amount of the Notes of that series. Any resolution passed or decision taken at any meeting of holders of Notes of any given series duly held in accordance with the Senior Indenture will be binding on all the holders of the Notes of that series. The quorum at any meeting of the holders of Notes of any given series, and at any reconvened meeting, will be Persons holding or representing a majority in aggregate principal amount of the Notes of that series. (Section 1404 of the Senior Indenture)

     Governing Law. The Senior Indenture, the Notes and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113 of the Senior Indenture)

NOTICES

     We will give notices to holders of the Notes by first-class mail to the addresses of such holders as they appear in the Security Register. (Section 106 of the Senior Indenture)

REGARDING THE TRUSTEE

     The Trustee appointed and serving as trustee pursuant to the Senior Indenture is Chase Bank of Texas, National Association ("Chase Bank").

     The Senior Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613 of the Senior Indenture) The Trustee is permitted to engage in certain other transactions. Chase Bank, as the trustee under the Senior Indenture, may be a depository for funds of, may make loans to and may perform other routine banking services for us and certain of our affiliates in the normal course of business. Chase Bank also serves as trustee for our subordinated debentures. If the Trustee acquires any conflicting interest (as described in the Senior Indenture), it must eliminate such conflict or resign within 90 days of the occurrence and the continuance of a default under the Senior Indenture. (Section 608 of the Senior Indenture)

     The holders of a majority in principal amount of all outstanding Notes of any given series (or if more than one series of Senior Securities is affected thereby, all series of Senior Securities so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for the Notes of that series or all such series of Senior Securities so affected. (Section 512 of the Senior Indenture)

     In case an Event of Default with respect to the Notes of any given series shall occur (and shall not be cured) under the Senior Indenture and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by the Senior Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the Senior Indenture at the request of any of the holders of the Notes of any given series unless they shall have offered to the Trustee security and indemnity satisfactory to it.

BOOK-ENTRY, DELIVERY; FORM AND TRANSFER

     We will initially issue the Exchange Notes in the form of one or more registered global Exchange Notes without interest coupons (collectively the "Global Exchange Notes"). Upon issuance, the Global Exchange Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

     The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Exchange Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

DEPOSITARY PROCEDURES

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised us that, pursuant to DTC's procedures, (1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes allocated by the Initial Purchasers to such Direct Participants, and (2) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see "-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     EXCEPT AS DESCRIBED IN "-- TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE SENIOR INDENTURE FOR ANY PURPOSE.

     Under the terms of the Senior Indenture, we and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Senior Indenture. Consequently, neither we, the Trustee nor any of our agents or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

     The Global Exchange Notes will trade in DTC's Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default with respect to the Exchange Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Exchange Notes in certificated form, and to distribute such certificated forms of Exchange Notes to its Direct Participants. See
"-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in Global Exchange Notes among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES

     We may exchange an entire Global Exchange Note for Certificated Exchange Notes if (1) (a) DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Exchange Notes or we determine that DTC is unable to act as such Depositary and we thereupon fail to appoint a successor depositary within 90 days or (b) DTC has ceased to be a clearing agency registered under the Exchange Act, (2) we at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Exchange Notes or (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Exchange Notes.

     Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither we nor the Trustee will be liable for any delay by the holder of the Global Exchange Notes or DTC in identifying the beneficial owners of Exchange Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or DTC for all purposes.

CERTIFICATED EXCHANGE NOTES

     Certificated Exchange Notes may be exchangeable for other Certificated Exchange Notes of any authorized denominations and of a like aggregate principal amount and tenor in accordance with the Senior Indenture. Certificated Exchange Notes may be presented for exchange, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the designated office of the Trustee (the "Security Registrar"). Such transfer or exchange will be effected upon the Security Registrar or such other transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to the Exchange Notes.

     We shall not be required to (a) issue, exchange or register the transfer of any Certificated Exchange Note for a period of 15 days next preceding the mailing of notice of redemption of such Exchange Note or (b) exchange or register the transfer of any Certificated Exchange Note or portion thereof selected, called or being called for redemption, except in the case of any Certificated Exchange Note to be redeemed in part, the portion thereof not so to be redeemed.

     If a Certificated Exchange Note is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the holder of such expenses as may be incurred by us and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as we and the Security Registrar may require. Mutilated Exchange Notes must be surrendered before new Exchange Notes will be issued.

SAME DAY SETTLEMENT

     Payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, and interest and Liquidated Damages, if any) will be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Exchange Note. Principal, premium, if any, and interest and Liquidated Damages, if any, on all Certificated Exchange Notes in registered form will be payable at the office or agency of the Trustee, except that, at our option, payment of any interest and Liquidated Damages, if any, may be made (1) by check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (2) by wire transfer to an account maintained by the Person entitled thereto as specified in the security register.

                               THE EXCHANGE OFFER

     We sold the Notes on May 21, 1999, pursuant to the Purchase Agreement dated as of March 18, 1999 (the "Purchase Agreement") by and among Waste Management Holdings, the Initial Purchasers and us. The Notes were subsequently offered by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A and to purchasers pursuant to Regulation S under the Securities Act.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holder of these Notes.

     We, the Subsidiary Guarantor and the Initial Purchasers entered into the Registration Rights Agreement as of May 21, 1999. Pursuant to the Registration Rights Agreement, we and the Subsidiary Guarantor agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the exchange of Exchange Notes for Notes (the "Exchange Offer"). Upon the effectiveness of the Exchange Offer Registration Statement, we agreed to offer to the holders of Transfer Restricted Securities (as defined below) pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

     The Registration Rights Agreement provides that if:

          (1) the Exchange Offer is not permitted by applicable law or Commission policy; or

          (2) any holder of Transfer Restricted Securities notifies us prior to the 20th business day following the date by which the Exchange Offer is required to be consummated that:

             (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

             (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

             (c) that it is a broker-dealer and owns Notes acquired directly from us or one of our affiliates,

then we will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     "Transfer Restricted Securities" means:

          (1) Each Note, until the earliest to occur of:

             (a) the date on which such Note is exchanged in the Exchange Offer for an Exchange Note;

             (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement (and the purchasers thereof have been issued Exchange Notes); and

             (c) the date on which such Note is distributed to the public pursuant to Rule 144 (and purchasers thereof have been issued Exchange Notes).

          (2) Each Exchange Note until the date on which such Exchange Note is disposed of by a broker-dealer pursuant to the Plan of Distribution contemplated by the Exchange Offer Registration Statement (including the delivery of the Prospectus contained therein).

     The Registration Rights Agreement provides that, unless the Exchange Offer is not permitted by applicable law or Commission policy:

          (1) we will file an Exchange Offer Registration Statement with the Commission on or prior to 120 days after May 21, 1999;

          (2) we will use our best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 210 days after May 21, 1999;

          (3) we will:

             (a) use our best efforts to cause the Exchange Offer Registration Statement to be continuously effective and keep the Exchange Offer open for not less than 20 business days or the minimum period required by law, if such period is no longer than 20 business days; and

             (b) use our best efforts to consummate the Exchange Offer on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission (the "Consummation Deadline"); and

          (4) if obligated to file the Shelf Registration Statement, we will file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 60 days after such Shelf Registration Statement is required to be filed.

     The Registration Rights Agreement provides that if:

          (1) we fail to file any of the registration statements required to be filed by the Registration Rights Agreement on or before the date specified for such filing;

          (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

          (3) we fail to consummate the Exchange Offer on or prior to the Consummation Deadline; or

          (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then we will pay liquidated damages to each holder of Notes subject to such Registration Default in an amount equal to $.05 per week per $1,000 in principal amount of Notes held by such holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of the first Registration Default.

     The amount of liquidated damages will increase by an additional $.05 per week per $1,000 in principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.25 per week per $1,000 in principal amount of Notes, provided that we will not be required to pay liquidated damages for more than one Registration Default at any given time.

     All accrued liquidated damages will be paid directly by us on each relevant Interest Payment Date for the Notes to the persons whose names are registered at the close of business on the relevant Regular Record Date.

     Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Each holder of Notes will be required to make certain representations to us (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights

Agreement in order to have such holder's Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring Notes, a holder will be deemed to have agreed by virtue of the Registration Rights Agreement to indemnify us, against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "Expiration Date" shall mean                , 1999, unless we, in
our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Exchange Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

     We reserve the right (i) to delay acceptance of any Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Notes of such amendment.

     Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will accrue interest for the 2001 Exchange Notes at a rate of 6.000% per annum, for the 2004 Exchange Notes at a rate of 6.500% per annum, for the 2009 Exchange Notes at a rate of 6.875% per annum and for the 2029 Exchange Notes at a rate of 7.375% per annum. Interest on the Exchange Notes will accrue from the last date on which interest was paid on the Notes, or, if we have paid no interest on such Notes, from May 21, 1999, the date of issuance of the Notes for which the Exchange Offer is being made. Interest on the Exchange Notes are payable semi-annually on May 15 and November 15, commencing on November 15, 1999.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, you must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes into the Exchange Agent's account at The Depositary (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) you must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL

AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender.

     Your tender of Notes will constitute an agreement between you and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

     We will determine questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Notes, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Notes not properly tendered or any Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as we shall determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. The Exchange Agent will return any Notes it receives that are not properly tendered and as to which the defects or irregularities have not been cured or waived without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, we reserve the right, in our sole discretion, subject to the provisions of the Senior Indenture, to purchase or make offers for any Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement, and to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept all Notes properly tendered promptly after the Expiration Date, and we will issue the Exchange Notes promptly after acceptance of the Notes. See "-- Conditions." For purposes of the Exchange Offer, Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent.

     In all cases, we will issue the Exchange Notes for Notes that are accepted for exchange pursuant to the Exchange Offer only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If we do not accept any tendered Notes for any reason set forth in the terms and conditions of the Exchange Offer, we will credit such unaccepted or such nonexchanged Notes to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "-- Exchange Agent" no later than the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) before the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form we provided (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Notes and the amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under "-- Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Notes were tendered, identify the principal amount of the Notes to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes and otherwise comply with the procedures of such Book-Entry Transfer Facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notice, and our determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Notes, and we may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if, because of any change in law, or applicable interpretations thereof by the Commission, we determine that we are not permitted to effect the Exchange Offer. We have no obligation to, and will not knowingly, permit acceptance of tenders of Notes from our affiliates or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Staff of the Commission, or if the Exchange Notes to be received by such holder or holders of Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     Chase Bank of Texas, National Association has been appointed as Exchange Agent for the Exchange Offer. You should direct your questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal to the Exchange Agent addressed as follows:

     By Mail (Certified, Registered, Overnight or First Class) or Hand Delivery:

                   Chase Bank of Texas, National Association
                               600 Travis Street
                              Houston, Texas 77002
                        Telephone Number (713) 216-7000

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the Exchange Offer. We are making the principal solicitation for tenders pursuant to the Exchange Offer by mail; however we may make additional solicitations by telegraph, telephone, telecopy or in person by our officers and regular employees.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

     We will bear the expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any owner of such Exchange Notes (other than any such owner which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such Exchange Notes are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any owner of Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in the "Exxon Capital Holdings Corporation" or similar no-action letters but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     By tendering in the Exchange Offer, each Holder (or DTC participant, in the case of tenders of interests in the Global Notes held by DTC) will represent to us (which representation may be contained the Letter of Transmittal) to the effect that (A) it is not our affiliate, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (C) it is acquiring the Exchange Notes in its ordinary course of business. Each Holder will acknowledge and agree that any broker-dealer and any such Holder using the Exchange Offer to participate in a distribution of the Exchange Notes acquired in the Exchange Offer (1) could not under Commission policy as in effect on the date of the Registration Rights Agreement rely on the position of the Commission enunciated in the No-Action Letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Notes acquired by such Holder directly from us or our affiliate.

     To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the Exchange Notes before offering or selling such Exchange Notes. We have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to cooperate with selling Holders or underwriters in connection with the registration and qualification of the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of Exchange Notes to trade the Exchange Notes without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the Notes under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal United States federal income tax consequences from the Exchange Offer and from the ownership of the Notes or Exchange Notes. It deals only with Notes or Exchange Notes held as capital assets and not with special classes of Holders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold a Note or an Exchange Note in connection with an arrangement that completely or partially hedges the Note or Exchange Note. Further, the discussion does not address all aspects of taxation that might be relevant to particular Holders in light of their individual circumstances. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

     For purposes of the following discussion, a "U.S. Holder" means a beneficial owner of a Note or an Exchange Note that is, for United States federal income tax purposes: (1) a citizen or resident of the United States; (2) a partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States; (3) an estate, the income of which is subject to United States federal income tax regardless of its source; (4) a trust classified as a United States person for United States federal income tax purposes. A "Non-U.S. Holder" is a beneficial owner of a Note or an Exchange Note that, for United States federal income tax purposes, is not a U.S. Holder.

     HOLDERS TENDERING THEIR NOTES OR PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND ANY STATE OR LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF THE NOTES FOR EXCHANGE NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF THE NOTES OR EXCHANGE NOTES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AND ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

EXCHANGE OF NOTES FOR EXCHANGE NOTES

     The exchange of Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes because the Notes will not be considered to differ materially in kind or extent from the Exchange Notes. Rather, the Exchange Notes received by a Holder will be treated as a continuation of the Notes in the hands of such Holder. The adjusted basis and holding period of the Exchange Notes for any Holder will be the same as the adjusted basis and holding period of the Notes. Similarly, there will be no United States federal income tax consequences to a Holder of Notes that does not participate in the exchange offer.

TAX CONSEQUENCES TO U.S. HOLDERS

     Payments of Interest. Payments of stated interest on a Note or an Exchange Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

     Sale, Exchange, Redemption or Retirement. Upon the sale, exchange, redemption or retirement of a Note or an Exchange Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (not including any amount attributable to accrued but unpaid interest not previously included in gross income) and such Holder's adjusted tax basis in the Note or Exchange Note. To the extent attributable to accrued but unpaid interest not previously included in gross income, the amount recognized by the U.S. Holder will be treated as a payment of interest. See "-- Payments of Interest." Gain or loss recognized on the sale, exchange, redemption or retirement generally will be capital gain or loss. The deductibility of capital losses is subject to limitations.

     Market Discount and Premium. U.S. Holders that did not acquire their interest in the Exchange Notes pursuant to an acquisition of Notes on their original issue at their original offering price or pursuant to an exchange of such Notes for Exchange Notes pursuant to the exchange offer may be considered to have acquired their Exchange Notes with market discount or amortizable bond premium as such terms are defined for United States federal income tax purposes. Such Holders should consult their tax advisors as to the federal income tax consequences of the market discount and premium rules of the Code.

     Backup Withholding. Payments made on, and proceeds from the sale of, Notes or Exchange Notes may be subject to a "backup" withholding tax of 31% unless the Holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the Holder's federal income tax provided the required information is timely filed with the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     Interest. The so-called "portfolio interest" exception provides that interest on the Notes or Exchange Notes will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required with respect to the payment by us or our paying agent of principal or interest on the Notes or Exchange Notes owned by a Non-U.S. Holder, provided that (1) the beneficial owner of the Notes or Exchange Notes does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Tax Code and the Treasury Regulations issued thereunder, (2) the beneficial owner is not (i) a foreign tax exempt organization or a foreign private foundation for U.S. federal income tax purposes, (ii) a bank whose receipt of interest on the Notes or Exchange Notes is described in Section 881(c)(3)(A) of the Tax Code or (iii) a "controlled foreign corporation" (as defined Section 957 of the Tax Code) that is related directly, indirectly or constructively to us through stock ownership, (3) such interest is not considered contingent interest under Section 871(h)(4) of the Tax Code and the Treasury Regulations thereunder, and (4) the beneficial owner satisfies the requirements (described generally below) set forth in Section 871(h) and Section 881(c) of the Tax Code and the Treasury Regulations thereunder relating to registered securities.

     To satisfy the requirements referred to in (4) above, the beneficial owner of such Notes or Exchange Notes, or a financial institution holding the Notes or Exchange Notes on behalf of such owner, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that the beneficial owner is not a U.S. person. Currently, these requirements will be met if either (i) the beneficial owner of the Notes or Exchange Notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8 or successor form) and provides its name and address or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds the Notes or Exchange Notes on behalf of a beneficial owner, certifies to us or our paying agent, under penalties of perjury, that such statement has been received by it from the beneficial owner (directly or through another intermediary financial institution), and furnishes us or our paying agent with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Non-U.S. Holder after the issuance of the certificate, in the calendar year of its issuance and two immediately succeeding calendar years.

     Treasury Regulations (the "Final Regulations") finalized in 1997, applicable to interest paid after December 31, 1999, provide alternative documentation procedures for satisfying the certification requirement described above. However, the Department of the Treasury and the IRS have announced their intention to extend the dates of applicability of the Final Regulations to payments made after December 31, 2000. Such regulations add intermediary certification options for certain qualifying agents. Under one such option, a withholding agent would be allowed to rely on IRS Form W-8 furnished by a financial institution or other intermediary on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a "qualified intermediary." Under another option, an authorized foreign agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided certain conditions are met. With respect to the certification requirement for Notes or Exchange Notes that are held by a foreign partnership, the Final Regulations provide that unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

     If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to such Non-U.S. Holder will generally be subject to withholding tax of 30% unless the beneficial owner of the Notes or Exchange Notes provides us or our paying agent, as the case may be, with a properly executed (i) IRS Form 1001 (or successor form) claiming an exemption from or reduced rate of withholding under the benefit of a tax treaty or (ii) IRS Form 4224 (or successor form) stating that interest paid on the Notes or Exchange Notes is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-U.S. Holders will generally be required to provide IRS Form W-8BEN, W-8IMY, W-8EXP, or W-8ECI in lieu of Form 1001 and Form 4224, although alternative documentation may be applicable in certain situations. Additionally, the Non-U.S. Holders will be required to obtain U.S. taxpayer identification numbers. In each such case, the relevant IRS form must be delivered pursuant to applicable procedures and must be properly transmitted to the person otherwise required to withhold U.S. federal income tax, and none of the persons receiving the relevant form may have actual knowledge that any statement on the form is false.

     Gain on Disposition of Notes or Exchange Notes. A Non-U.S. Holder will not be subject to withholding of U.S. federal income tax on any gain realized on the sale, exchange, retirement, or other disposition of the Notes or Exchange Notes, unless (i) such Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (ii) the gain is effectively connected with the conduct of a United States trade or business of the Holder.

     Federal Estate Taxes. Under Section 2105(b) of the Tax Code, if interest on the Notes or Exchange Notes would be exempt from withholding of U.S. federal income tax under the rules described under "-- Interest" (without regard to the statement requirement), the Notes or Exchange Notes will not be included in the estate of a Non-U.S. Holder for U.S. federal estate tax purposes.

     Effectively Connected Income. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Notes or Exchange Notes (or gain realized on the sale, exchange or other disposition of the Notes or Exchange Notes) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. person. Under the Final Regulations, such Non-U.S. Holder may also need to provide a United States taxpayer identification number (social security number or employer identification number) on forms referred to under "-- Interest" in order to meet the requirements set forth above. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on, and any gain recognized on the sale, exchange or other disposition of, the Notes or Exchange Notes will be included in such foreign corporation's effectively connected earnings and profits if such interest or gain, as the case may be, is effectively connected with the conduct by such foreign corporation of a trade or business in the United States.

     Backup Withholding and Information Reporting. Certain "backup" withholding and information reporting requirements may apply to payments on, and to proceeds of sale before maturity of, the Notes or Exchange Notes. Interest paid to a Non-U.S. Holder on a registered security will be required to be reported annually on IRS Form 1042-S. We are not obligated to reimburse or indemnify Holders of the Notes or Exchange Notes, including Non-U.S. Holders, for any tax imposed on, or withheld from payments with respect to the Notes or Exchange Notes.

     No information reporting on IRS Form 1099 or backup withholding will be required with respect to payments made by us or any paying agent to Non-U.S. Holders on registered securities with respect to which a statement described under "-- Interest" has been received; provided that we or our paying agent, as the case may be, does not have actual knowledge that the beneficial owner is a U.S. person.

     In addition, backup withholding and information reporting will not apply if payments of principal or interest on the Notes or Exchange Notes are paid to or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Notes or Exchange Notes, or if the foreign office of a broker (as defined in applicable Treasury Regulations) pays the proceeds of the sale of the Notes or Exchange Notes to the owner thereof. If, however, such nominee, custodian, agent or broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or another United States related person described in Section 1.6049-5(c)(5) of the Treasury Regulations, then information reporting will be required unless (i) such custodian, nominee, agent or broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption.

     Payments of principal and interest on the Notes or Exchange Notes to the beneficial owner of such Notes or Exchange Notes by a United States office of a custodian, nominee or agent, or payment by the United States office of a broker of the proceeds of the sale of the Notes or Exchange Notes, will be subject to information reporting and backup withholding unless the Holder or beneficial owner provides the statement described under "-- Interest" or otherwise establishes an exemption from information reporting and backup withholding, and the payor does not have actual knowledge that the beneficial owner is a U.S. person.

     Applicable Tax Treaties. Non-U.S. Holders should also consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those under United States federal tax laws.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "Underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "Underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Exchange Notes against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Locke Liddell & Sapp LLP will opine on the validity of the Exchange Notes for us.

                                    EXPERTS


     The audited consolidated financial statements for the year ended December 31, 1998 appearing in Waste Management's Current Report on Form 8-K dated September 16, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In their report, that firm states that, with respect to USA Waste Services, Inc. and its Subsidiaries as of December 31, 1997 and for each of the years in the two-year period then ended, its opinion is based on reports of other auditors, namely PricewaterhouseCoopers LLP. The financial statements of Waste Management referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.



     During the quarter ended September 30, 1999, the Company conducted a review of its accounting records, systems, processes and controls. Based on that review, the Company has concluded that its internal controls for the preparation of interim financial information did not provide its independent public accountants an adequate basis to complete reviews of the quarterly data for the quarters in the nine-month period ended September 30, 1999. Our independent public accountants have advised the Company that their report on the December 31, 1999 financial statements will include the following paragraph:



        "The selected quarterly financial data included in the Company's financial statements contain information that we did not audit, and accordingly, we do not express an opinion on that data. We attempted, but were unable to, review that quarterly data in accordance with standards established by the American Institute of Certified Public Accountants because we believe that the Company's internal controls for the preparation of interim financial information do not provide an adequate basis to enable us to complete such a review."


     The audited consolidated financial statements of USA Waste Services, Inc. as of December 31, 1997 and for the years ended December 31, 1997 and 1996, not separately incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein. Such financial statements, to the extent they have been included in the financial statements of Waste Management, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                             ---------------------

                             WASTE MANAGEMENT, INC.

                               OFFERS TO EXCHANGE

                   $200,000,000 6.000% Senior Notes Due 2001
                   $200,000,000 6.500% Senior Notes Due 2004
                   $500,000,000 6.875% Senior Notes Due 2009
                   $250,000,000 7.375% Senior Notes Due 2029

                                      FOR

                   $200,000,000 6.000% Senior Notes Due 2001
                   $200,000,000 6.500% Senior Notes Due 2004
                   $500,000,000 6.875% Senior Notes Due 2009
                   $250,000,000 7.375% Senior Notes Due 2029

                             ---------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Restated Certificate of Incorporation (the "Waste Management Charter") contains a provision which eliminates directors' personal liability as set forth above.

     The Waste Management Charter and the Bylaws of Waste Management provide in effect that the Registrant shall indemnify its directors and officers, and may indemnify its employees and agents, to the extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 of the DGCL is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

     The Registrant has entered into Indemnification Agreements with certain of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of the Registrant), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of the Registrant or serving at the request of the Registrant as a director, officer, employee, fiduciary or representative of another enterprise. Such Indemnification Agreements also provide that the Registrant, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund if it is ultimately determined that such Indemnitee was not entitled to Indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        EXHIBIT
          NO.                                     DESCRIPTION
        -------                                   -----------
          3.1             -- Restated Certificate of Incorporation, as amended
                             [Incorporated by reference to Exhibit 3.2 to the
                             Registrant's Current Report on Form 8-K dated July 16,
                             1998].
          3.2             -- Restated Bylaws, as amended [Incorporated by reference to
                             Exhibit 3 to the Registrant's Form 10-Q for the quarter
                             ended June 30, 1999].
          4.1             -- Specimen Stock Certificate [Incorporated by reference to
                             Exhibit 4.1 to Registrant's Annual Report on Form 10-K
                             for the year ended December 31, 1998].
          4.2             -- Indenture for Senior Debt Securities dated September 10,
                             1997, among the Registrant and Texas Commerce Bank
                             National Association, as trustee, now known as Chase Bank
                             of Texas, National Association [Incorporated by reference
                             to Exhibit 4.1 to the Registrant's Current Report on Form
                             8-K dated September 10, 1997].
          4.3*            -- Form of Exchange Note.
          4.4*            -- Registration Rights Agreement dated as of May 21, 1999 by and among Waste Management, Inc., Waste Management
                             Holdings, Inc. and Donaldson, Lufkin & Jenrette
                             Securities Corporation, Banc of America LLC, Chase
                             Securities Inc., J.P. Morgan & Co., Credit Suisse First
                             Boston, Deutsche Bank Securities Inc. and Salomon Smith
                             Barney.
          5.1*            -- Opinion of Locke Liddell & Sapp LLP.
         10.1             -- 1990 Stock Option Plan [Incorporated by reference to
                             Exhibit 10.1 to the Registrant's Annual Report on Form
                             10-K for the year ended December 31, 1990].

        EXHIBIT
          NO.                                     DESCRIPTION
        -------                                   -----------
         10.2             -- Conformed copy of 1993 Stock Incentive Plan, as amended and restated [Incorporated by reference to Exhibit 10.2
                             to the Registrant's Annual Report on Form 10-K for year
                             ended December 31, 1998].
         10.3             -- Conformed copy of 1996 Stock Option Plan for Non-Employee
                             Directors, as amended [Incorporated by reference to
                             Exhibit 10.3 to the Registrant's Annual Report on Form
                             10-K for year ended December 31, 1998].
         10.4             -- Envirofil, Inc. 1993 Stock Incentive Plan [Incorporated
                             by reference to Exhibit 4.1 to the Registrant's
                             Registration Statement on Form S-8, File No. 33-84990].
         10.5             -- Western Waste Industries Amended and Restated 1983
                             Incentive Stock Option Plan [Incorporated by reference to
                             Exhibit 99.1 to the Registrant's Registration Statement
                             on Form S-8, File No. 333-02181].
         10.6             -- Western Waste Industries 1983 Non-Qualified Stock Option
                             Plan [Incorporated by reference to Exhibit 99.2 to the
                             Registrant's Registration Statement on Form S-8, File No.
                             333-02181].
         10.7             -- Western Waste Industries 1992 Option Plan [Incorporated
                             by reference to Exhibit 99.3 to the Registrant's
                             Registration Statement on Form S-8, File No. 333-02181].
         10.8             -- Sanifill, Inc. 1994 Long-Term Incentive Plan
                             [Incorporated by reference to Exhibit 99.1 to the
                             Registrant's Registration Statement on Form S-8, File No.
                             333-08161].
         10.9             -- Sanifill, Inc. 1989 Stock Option Plan [Incorporated by
                             reference to Exhibit 99.2 to the Registrant's
                             Registration Statement on Form S-8, File No. 333-08161].
         10.10            -- Waste Management, Inc. 1997 Equity Incentive Plan
                             [Incorporated by reference to Exhibit A to Waste
                             Management Holdings' Proxy Statement for its 1997 Annual
                             Meeting of Shareholders].
         10.11            -- WMX Technologies, Inc. 1996 Replacement Stock Option Plan
                             [Incorporated by reference to Exhibit 4.13 to Waste
                             Management Holdings' Registration Statement on Form S-8,
                             File No. 333-01325].
         10.12            -- WMX Technologies, Inc. 1992 Stock Option Plan
                             [Incorporated by reference to Exhibit 10.31 to Waste
                             Management Holdings' Registration Statement on Form S-1,
                             File No. 33-44849].
         10.13            -- WMX Technologies, Inc. 1992 Stock Option Plan for
                             Non-Employee Directors [Incorporated by reference to
                             Exhibit 10.23 to Waste Management Holdings' 1996 Annual
                             Report on Form 10-K].
         10.14            -- Waste Management, Inc. 1982 Stock Option Plan, as amended to March 11, 1988 [Incorporated by reference to Exhibit
                             10.3 to Waste Management Holdings' 1988 Annual Report on
                             Form 10-K].
         10.15            -- Wheelabrator Technologies Inc. 1992 Stock Option Plan
                             [Incorporated by reference to Exhibit 10.45 to the 1991
                             Annual Report on Form 10-K of Wheelabrator Technologies
                             Inc.].
         10.16            -- Wheelabrator Technologies Inc. 1988 Stock Plan for
                             Executive Employees of WTI and its Subsidiaries
                             [Incorporated by reference to Exhibit 28.1 to Amendment
                             No. 1 to the Registration Statement of Wheelabrator
                             Technologies Inc. on Form S-8, File No. 33-31523].
         10.17            -- Chemical Waste Management, Inc. 1992 Stock Option Plan
                             [Incorporated by reference to Exhibit 10.19 to the 1991
                             Annual Report on Form 10-K of Chemical Waste Management,
                             Inc.].
         10.18            -- 1991 Stock Option Plan for Non-Employee Directors of
                             Wheelabrator Technologies, Inc. [Incorporated by
                             reference to Exhibit 19.04 WTI's Quarterly Report for the
                             quarterly period ended June 30, 1991].

        EXHIBIT
          NO.                                     DESCRIPTION
        -------                                   -----------
         10.19            -- Amendments dated as of September 7, 1990 to the WTI 1988
                             Stock Plan [Incorporated by reference to Exhibit 19.02 to
                             the 1990 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.20            -- Amendment dated as of November 1, 1990 to the WTI 1988
                             Stock Plan [Incorporated by reference to Exhibit 19.04 to
                             the 1990 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.21            -- Amendment dated as of November 1, 1990 to the WTI 1986
                             Stock Plan [Incorporated by reference to Exhibit 19.03 to
                             the 1990 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.22            -- Amendment dated as of December 6, 1991 to the WTI 1986
                             Stock Plan [Incorporated by reference to Exhibit 19.01 to
                             the 1991 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.23            -- Amendment dated as of December 6, 1991 to the WTI 1988
                             Stock Plan [Incorporated by reference to Exhibit 19.02 to
                             the 1991 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.24            -- 1997 Employee Stock Purchase Plan [Incorporated by
                             reference to Exhibit 10.10 to the Registrant's Annual
                             Report on Form 10-K for the year ended December 31,
                             1997].
         10.25            -- 401(k) Restoration Plan [Incorporated by reference to
                             Exhibit 10.11 to the Registrant's Annual Report on Form
                             10-K for the year ended December 31, 1997].
         10.26            -- TransAmerican Waste Industries, Inc. Amended and Restated
                             1990 Stock Incentive Plan [Incorporated by reference to
                             Exhibit 99.1 to the Registrant's Registration Statement
                             on Form S-8, File No. 333-51975].
         10.27            -- TransAmerican Waste Industries, Inc. 1997 Non-Employee
                             Director Stock Option Plan [Incorporated by reference to
                             Exhibit 99.2 to the Registrant's Registration Statement
                             on Form S-8, File No. 333-51975].
         10.28            -- Eastern Environmental Services, Inc. 1997 Stock Option
                             Plan [Incorporated by reference to Exhibit 4.1 to the
                             Registrant's Registration Statement on Form S-8, File No.
                             333-70055].
         10.29            -- Eastern Environmental Services, Inc. Amended and Restated
                             1996 Stock Option Plan [Incorporated by reference to
                             Exhibit 4.2 to the Registrant's Registration Statement on
                             Form S-8, File No. 333-70055].
         10.30            -- Eastern Environmental Services, Inc. 1991 Stock Option
                             Plan [Incorporated by reference to Exhibit 4.3 to the
                             Registrant's Registration Statement on Form S-8, File No.
                             333-70055].
         10.31            -- Form of Employment Agreement by and between the
                             Registrant and its Executive Officers [Incorporated by
                             reference to Exhibit 10.31 to the Registrant's Annual
                             Report on Form 10-K for the year ended December 31,
                             1998].
         10.32            -- Third Amended and Restated Revolving Credit Agreement,
                             dated as of December 15, 1999 among the Registrant,
                             guarantors thereunder, Bank of Americas N.A., Morgan
                             Guaranty Trust Company of New York and other financial
                             institutions.
         10.33            -- Amended and Restated Loan Agreement dated as of December
                             15, 1999, among the Registrant, guarantors thereunder,
                             BankBoston, N.A., Bank of America National Trust and
                             Savings Association, Chase Bank of Texas, N.A., Deutsche
                             Bank AG, New York Branch, Morgan Guaranty Trust Company
                             of New York and other financial institutions.
         10.34            -- 1998 Waste Management, Inc. Directors' Deferred
                             Compensation Plan [Incorporated by reference to Exhibit
                             10.1 to the Registrant's Quarterly Report on Form 10-Q
                             for the quarter ended March 31, 1999].

        EXHIBIT
          NO.                                     DESCRIPTION
        -------                                   -----------
         10.35            -- 1999 Waste Management, Inc. Directors' Deferred
                             Compensation Plan [Incorporated by reference to Exhibit
                             10.2 to the Registrant's Quarterly Report on Form 10-Q
                             for the quarter ended March 31, 1999].
         21.1             -- Subsidiaries of the Registrant [Incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form
                             10-K for year ended December 31, 1998].
         23.1             -- Consent of Arthur Andersen LLP.
         23.2             -- Consent of PricewaterhouseCoopers LLP.
         23.3*            -- Consent of Locke Liddell & Sapp LLP (included in Exhibit
                             5.1).
         24.1*            -- Power of Attorney (set forth on signature page).
         25.1             -- Statement of Eligibility of Trustee.
         99.1*            -- Form of Letter of Transmittal.
         99.2*            -- Form of Notice of Guaranteed Delivery.


---------------


 *  Previously filed



     Exhibits listed above which have been filed with the Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.


ITEM 22. UNDERTAKINGS

     The undersigned registrants hereby undertake:

          (1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

          (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            WASTE MANAGEMENT, INC.


                                            By:    /s/ A. MAURICE MYERS

                                              ----------------------------------

                                                       A. Maurice Myers


                                              President, Chief Executive Officer


                                                  and Chairman of the Board



Date: December 21, 1999



     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on December 21, 1999.



                      SIGNATURE                                         TITLE
                      ---------                                         -----

                /s/ A. MAURICE MYERS                    President, Chief Executive
-----------------------------------------------------     Officer, Chairman of the Board and
                  A. Maurice Myers                        Director
                                                          (Principal Executive Officer)

                /s/ DONALD R. CHAPPEL                   Executive Vice President and
-----------------------------------------------------     Chief Financial Officer
                  Donald R. Chappel                       (Principal Financial Officer)

                 /s/ BRUCE E. SNYDER                    Vice President and Chief
-----------------------------------------------------     Accounting Officer
                   Bruce E. Snyder                        (Principal Accounting Officer)

                          *                             Director
-----------------------------------------------------
                  H. Jesse Arnelle

                                                        Director
-----------------------------------------------------
              Pastora San Juan Cafferty

                          *                             Director
-----------------------------------------------------
                    Ralph F. Cox

                          *                             Director
-----------------------------------------------------
                  Roderick M. Hills

                          *                             Director
-----------------------------------------------------
                  Robert S. Miller

                          *                             Director
-----------------------------------------------------
                  Paul M. Montrone

                      SIGNATURE                                         TITLE
                      ---------                                         -----

                          *                             Director
-----------------------------------------------------
                    John C. Pope

                          *                             Director
-----------------------------------------------------
                 Steven G. Rothmeier

                          *                             Director
-----------------------------------------------------
                 Ralph V. Whitworth

                          *                             Director
-----------------------------------------------------
                   Jerome B. York

            *By: /s/ BRYAN J. BLANKFIELD
  -------------------------------------------------
                 Bryan J. Blankfield
                 As Attorney-in-Fact


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            WASTE MANAGEMENT HOLDINGS, INC.

                                            By:   /s/ BRYAN J. BLANKFIELD
                                              ----------------------------------
                                                    Bryan J. Blankfield
                                                Vice President and Secretary


Date: December 21, 1999

                               INDEX TO EXHIBITS

      EXHIBIT NO.                                 DESCRIPTION
      -----------                                 -----------
          3.1             -- Restated Certificate of Incorporation, as amended
                             [Incorporated by reference to Exhibit 3.2 to the
                             Registrant's Current Report on Form 8-K dated July 16,
                             1998].
          3.2             -- Restated Bylaws, as amended [Incorporated by reference to
                             Exhibit 3 to the Registrant's Form 10-Q for the quarter
                             ended June 30, 1999].
          4.1             -- Specimen Stock Certificate [Incorporated by reference to
                             Exhibit 4.1 to Registrant's Annual Report on Form 10-K
                             for the year ended December 31, 1998].
          4.2             -- Indenture for Senior Debt Securities dated September 10,
                             1997, among the Registrant and Texas Commerce Bank
                             National Association, as trustee, now known as Chase Bank
                             of Texas, National Association [Incorporated by reference
                             to Exhibit 4.1 to the Registrant's Current Report on Form
                             8-K dated September 10, 1997].
          4.3*            -- Form of Exchange Note.
          4.4*            -- Registration Rights Agreement dated as of May 21, 1999 by and among Waste Management, Inc., Waste Management
                             Holdings, Inc. and Donaldson, Lufkin & Jenrette
                             Securities Corporation, Banc of America LLC, Chase
                             Securities Inc., J.P. Morgan & Co., Credit Suisse First
                             Boston, Deutsche Bank Securities Inc. and Salomon Smith
                             Barney.
          5.1*            -- Opinion of Locke Liddell & Sapp LLP.
         10.1             -- 1990 Stock Option Plan [Incorporated by reference to
                             Exhibit 10.1 to the Registrant's Annual Report on Form
                             10-K for the year ended December 31, 1990].
         10.2             -- Conformed copy of 1993 Stock Incentive Plan, as amended and restated [Incorporated by reference to Exhibit 10.2
                             to the Registrant's Annual Report on Form 10-K for year
                             ended December 31, 1998].
         10.3             -- Conformed copy of 1996 Stock Option Plan for Non-Employee
                             Directors, as amended [Incorporated by reference to
                             Exhibit 10.3 to the Registrant's Annual Report on Form
                             10-K for year ended December 31, 1998].
         10.4             -- Envirofil, Inc. 1993 Stock Incentive Plan [Incorporated
                             by reference to Exhibit 4.1 to the Registrant's
                             Registration Statement on Form S-8, File No. 33-84990].
         10.5             -- Western Waste Industries Amended and Restated 1983
                             Incentive Stock Option Plan [Incorporated by reference to
                             Exhibit 99.1 to the Registrant's Registration Statement
                             on Form S-8, File No. 333-02181].
         10.6             -- Western Waste Industries 1983 Non-Qualified Stock Option
                             Plan [Incorporated by reference to Exhibit 99.2 to the
                             Registrant's Registration Statement on Form S-8, File No.
                             333-02181].
         10.7             -- Western Waste Industries 1992 Option Plan [Incorporated
                             by reference to Exhibit 99.3 to the Registrant's
                             Registration Statement on Form S-8, File No. 333-02181].
         10.8             -- Sanifill, Inc. 1994 Long-Term Incentive Plan
                             [Incorporated by reference to Exhibit 99.1 to the
                             Registrant's Registration Statement on Form S-8, File No.
                             333-08161].
         10.9             -- Sanifill, Inc. 1989 Stock Option Plan [Incorporated by
                             reference to Exhibit 99.2 to the Registrant's
                             Registration Statement on Form S-8, File No. 333-08161].

      EXHIBIT NO.                                 DESCRIPTION
      -----------                                 -----------
         10.10            -- Waste Management, Inc. 1997 Equity Incentive Plan
                             [Incorporated by reference to Exhibit A to Waste
                             Management Holdings' Proxy Statement for its 1997 Annual
                             Meeting of Shareholders].

      EXHIBIT NO.                                 DESCRIPTION
      -----------                                 -----------
         10.11            -- WMX Technologies, Inc. 1996 Replacement Stock Option Plan
                             [Incorporated by reference to Exhibit 4.13 to Waste
                             Management Holdings' Registration Statement on Form S-8,
                             File No. 333-01325].
         10.12            -- WMX Technologies, Inc. 1992 Stock Option Plan
                             [Incorporated by reference to Exhibit 10.31 to Waste
                             Management Holdings' Registration Statement on Form S-1,
                             File No. 33-44849].
         10.13            -- WMX Technologies, Inc. 1992 Stock Option Plan for
                             Non-Employee Directors [Incorporated by reference to
                             Exhibit 10.23 to Waste Management Holdings' 1996 Annual
                             Report on Form 10-K].
         10.14            -- Waste Management, Inc. 1982 Stock Option Plan, as amended to March 11, 1988 [Incorporated by reference to Exhibit
                             10.3 to Waste Management Holdings' 1988 Annual Report on
                             Form 10-K].
         10.15            -- Wheelabrator Technologies Inc. 1992 Stock Option Plan
                             [Incorporated by reference to Exhibit 10.45 to the 1991
                             Annual Report on Form 10-K of Wheelabrator Technologies
                             Inc.].
         10.16            -- Wheelabrator Technologies Inc. 1988 Stock Plan for
                             Executive Employees of WTI and its Subsidiaries
                             [Incorporated by reference to Exhibit 28.1 to Amendment
                             No. 1 to the Registration Statement of Wheelabrator
                             Technologies Inc. on Form S-8, File No. 33-31523].
         10.17            -- Chemical Waste Management, Inc. 1992 Stock Option Plan
                             [Incorporated by reference to Exhibit 10.19 to the 1991
                             Annual Report on Form 10-K of Chemical Waste Management,
                             Inc.].
         10.18            -- 1991 Stock Option Plan for Non-Employee Directors of
                             Wheelabrator Technologies, Inc. [Incorporated by
                             reference to Exhibit 19.04 WTI's Quarterly Report for the
                             quarterly period ended June 30, 1991].
         10.19            -- Amendments dated as of September 7, 1990 to the WTI 1988
                             Stock Plan [Incorporated by reference to Exhibit 19.02 to
                             the 1990 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.20            -- Amendment dated as of November 1, 1990 to the WTI 1988
                             Stock Plan [Incorporated by reference to Exhibit 19.04 to
                             the 1990 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.21            -- Amendment dated as of November 1, 1990 to the WTI 1986
                             Stock Plan [Incorporated by reference to Exhibit 19.03 to
                             the 1990 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.22            -- Amendment dated as of December 6, 1991 to the WTI 1986
                             Stock Plan [Incorporated by reference to Exhibit 19.01 to
                             the 1991 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.23            -- Amendment dated as of December 6, 1991 to the WTI 1988
                             Stock Plan [Incorporated by reference to Exhibit 19.02 to
                             the 1991 Annual Report on Form 10-K of Wheelabrator
                             Technologies Inc.].
         10.24            -- 1997 Employee Stock Purchase Plan [Incorporated by
                             reference to Exhibit 10.10 to the Registrant's Annual
                             Report on Form 10-K for the year ended December 31,
                             1997].
         10.25            -- 401(k) Restoration Plan [Incorporated by reference to
                             Exhibit 10.11 to the Registrant's Annual Report on Form
                             10-K for the year ended December 31, 1997].
         10.26            -- TransAmerican Waste Industries, Inc. Amended and Restated
                             1990 Stock Incentive Plan [Incorporated by reference to
                             Exhibit 99.1 to the Registrant's Registration Statement
                             on Form S-8, File No. 333-51975].

      EXHIBIT NO.                                 DESCRIPTION
      -----------                                 -----------
         10.27            -- TransAmerican Waste Industries, Inc. 1997 Non-Employee
                             Director Stock Option Plan [Incorporated by reference to
                             Exhibit 99.2 to the Registrant's Registration Statement
                             on Form S-8, File No. 333-51975].
         10.28            -- Eastern Environmental Services, Inc. 1997 Stock Option
                             Plan [Incorporated by reference to Exhibit 4.1 to the
                             Registrant's Registration Statement on Form S-8, File No.
                             333-70055].
         10.29            -- Eastern Environmental Services, Inc. Amended and Restated
                             1996 Stock Option Plan [Incorporated by reference to
                             Exhibit 4.2 to the Registrant's Registration Statement on
                             Form S-8, File No. 333-70055].
         10.30            -- Eastern Environmental Services, Inc. 1991 Stock Option
                             Plan [Incorporated by reference to Exhibit 4.3 to the
                             Registrant's Registration Statement on Form S-8, File No.
                             333-70055].
         10.31            -- Form of Employment Agreement by and between the
                             Registrant and its Executive Officers [Incorporated by
                             reference to Exhibit 10.31 to the Registrant's Annual
                             Report on Form 10-K for the year ended December 31,
                             1998].
         10.32            -- Third Amended and Restated Revolving Credit Agreement,
                             dated as of December 15, 1999 among the Registrant,
                             guarantors thereunder, Bank of America, N.A., Morgan
                             Guaranty Trust Company of New York and other financial
                             institutions.
         10.33            -- Amended and Restated Loan Agreement dated as of December
                             15, 1999, among the Registrant, guarantors thereunder,
                             BankBoston, N.A., Bank of America National Trust and
                             Savings Association, Chase Bank of Texas, N.A., Deutsche
                             Bank AG, New York Branch, Morgan Guaranty Trust Company
                             of New York and other financial institutions.
         10.34            -- 1998 Waste Management, Inc. Directors' Deferred
                             Compensation Plan [Incorporated by reference to Exhibit
                             10.1 to the Registrant's Quarterly Report on Form 10-Q
                             for the quarter ended March 31, 1999].
         10.35            -- 1999 Waste Management, Inc. Directors' Deferred
                             Compensation Plan [Incorporated by reference to Exhibit
                             10.2 to the Registrant's Quarterly Report on Form 10-Q
                             for the quarter ended March 31, 1999].
         21.1             -- Subsidiaries of the Registrant [Incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form
                             10-K for year ended December 31, 1998].
         23.1             -- Consent of Arthur Andersen LLP.
         23.2             -- Consent of PricewaterhouseCoopers LLP.
         23.3*            -- Consent of Locke Liddell & Sapp LLP (included in Exhibit
                             5.1).
         24.1*            -- Power of Attorney (set forth on signature page).
         25.1             -- Statement of Eligibility of Trustee.
         99.1*            -- Form of Letter of Transmittal.
         99.2*            -- Form of Notice of Guaranteed Delivery.


---------------


 *  Previously filed



     Exhibits listed above which have been filed with the Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.